Exhibit 10.10

THIRD AMENDED AND RESTATED LEASE AGREEMENT NO. 3,
dated as of May 15, 2023
by and among
HPT TA PROPERTIES TRUST and
HPT TA PROPERTIES LLC,
AS LANDLORD,
and
TA OPERATING LLC,
AS TENANT

TABLE OF CONTENTS
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v

THIRD AMENDED AND RESTATED LEASE AGREEMENT NO. 3
THIS THIRD AMENDED AND RESTATED LEASE AGREEMENT NO. 3 is dated as of May 15, 2023 (the “Effective Date”), by and among HPT TA PROPERTIES TRUST, a Maryland real estate investment trust, and HPT TA PROPERTIES LLC, a Maryland limited liability company (collectively, “Landlord”), and TA OPERATING LLC, a Delaware limited liability company (“Tenant”).
W I T N E S S E T H:
WHEREAS, Landlord and Tenant are parties to that certain Second Amended and Restated Lease Agreement No. 3, dated as of October 14, 2019, as amended from time to time (as so amended, the “Prior Lease”);
WHEREAS, Tenant is a subsidiary of TravelCenters of America Inc., a Maryland corporation (“TCA”) and TCA has entered into that certain Agreement and Plan of Merger, dated as of February 14, 2023, with BP Products North America Inc. (“Parent”) and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”), pursuant to which, among other things, Merger Subsidiary will merge with and into TCA (the “Merger”), in accordance with the applicable provisions of the Maryland General Corporation Law, on the terms and subject to the conditions set forth therein; and
WHEREAS, in connection with the Merger, Landlord and Tenant wish to amend and restate the Prior Lease as herein provided;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that, from and after the Effective Date, the Prior Lease is hereby amended and restated in its entirety as follows:
ARTICLE 1
DEFINITIONS
For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (c) all references in this Agreement to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement, and (d) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.
1.1    “AAA” shall have the meaning given such term in Section 22.1.
1.2    “Additional Charges” shall have the meaning given such term in Section 3.1.2.
1.3    “Affiliated Person” shall mean, with respect to any Person, (a) in the case of any such Person which is a partnership, limited liability company, corporation or other Entity,

any owner of a partnership interest, limited liability company interest, share of capital stock or other equity interest in that Entity, (b) any other Person which is a parent, a subsidiary, or a subsidiary of a parent with respect to such Person or to one or more of the Persons referred to in the preceding clause (a), (c) any other Person who is an officer, director, trustee or employee of, or partner in or member of, such Person or any Person referred to in the preceding clauses (a) and (b), and (d) any other Person who is a member of the immediate family of such Person or of any Person referred to in the preceding clauses (a) through (c).
1.4    “Agreement” shall mean this Third Amended and Restated Lease Agreement No. 3, including all exhibits attached hereto, as it and they may be amended from time to time as herein provided.
1.5    “Appellate Rules” shall have the meaning given such term in Section 22.7.
1.6    “Applicable Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits, notices and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, conservation of, or the protection of, real or personal property, or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, natural gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.
1.7    “Arbitration Award” shall have the meaning given such term in Section 22.5.
1.8    “Award” shall mean all compensation, sums or other value awarded, paid or received by virtue of a total or partial Condemnation of any Property (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred by Landlord, in connection with obtaining any such award).
1.9    “BP Affiliate” shall mean an Entity which is domiciled in the United States and is an Affiliated Person with respect to BP Parent.
1.10    “BP Parent”  shall mean BP p.l.c., a public limited company incorporated under the laws of England and Wales, together with its successors by merger, consolidation or transfer of all or substantially all of its assets.
1.11     “Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by law or executive action to close.

1.12    “Capital Expenditure” shall mean any expenditure treated as capital in nature in accordance with GAAP.
1.13    “Capital Addition” shall mean, with respect to any Property, any renovation, repair or improvement to such Property, including without limitation any item the expense of which is a Capital Expenditure.
1.14    “Claims” shall have the meaning given such term in Article 8.
1.15    “Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as from time to time amended.
1.16    “Condemnation” shall mean, with respect to any Property, or any portion thereof, (a) the exercise of any governmental power with respect to such Property, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of such Property by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of such Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any condemnation or other eminent domain proceeding affecting such Property, whether the same shall have actually been commenced or only threatened by the relevant Condemnor.
1.17    “Condemnor” shall mean any public or quasi-public Person, having the power of Condemnation.
1.18    “Control” shall mean, with respect to any specified Person, the possession, directly or indirectly, of the power to direct, without the consent of any other Person required, or to cause the direction of the management or policies of such Person, whether through ownership of voting securities or other ownership interests, by contract or otherwise, provided, that, “Control” shall not be deemed absent solely because another Person shall have customary liquidity rights and/or veto power with respect to major decisions. “Controlled,” “Controlling” and “Controlled by” shall have correlative meanings.
1.19    “Declaration” shall have the meaning given such term in Section 24.18.
1.20    “Default” shall mean any event or condition which with the giving of notice and/or lapse of time would be an Event of Default.
1.21    “Disputes” shall have the meaning given such term in Section 22.1.
1.22    “Distribution” shall mean (a) any declaration or payment of any dividend (except ordinary cash dividends payable in common stock or other equity interests of Tenant) on or in respect of any shares of any class of capital stock or other equity interests of Tenant, (b) any purchase, redemption, retirement or other acquisition by Tenant of any shares of any class of capital stock or other equity interests of Tenant, (c) any other distribution on or in respect of any shares of any class of capital stock or other equity interests of Tenant or (d) any return of capital to shareholders or other equity interest holders of Tenant.

1.23    “Easement Agreement” shall mean any conditions, covenants and restrictions, easements, declarations, licenses and other agreements which are Permitted Encumbrances and such other agreements as may be granted in accordance with Section 19.1.
1.24    “Effective Date” shall have the meaning given such term in the preamble to this Agreement.
1.25    “Encumbrance” shall have the meaning given such term in Section 20.1.
1.26    “Entity” shall mean any corporation, general or limited partnership, limited liability company or partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, real estate investment trust, cooperative, any government or agency, authority or political subdivision thereof or any other entity.
1.27    “Environment” shall mean soil, surface waters, ground waters, land, biota, sediments, surface or subsurface strata and ambient air.
1.28    “Environmental Notice” shall have the meaning given such term in Section 4.3.1.
1.29    “Environmental Obligation” shall have the meaning given such term in Section 4.3.1.
1.30    “Environmental Report” shall have the meaning given such term in Section 4.3.2.
1.31    “Event of Default” shall have the meaning given such term in Section 12.1.
1.32    “Extended Term” shall have the meaning given such term in Section 2.4.
1.33    “Financial Officer’s Certificate” shall mean a certificate of the chief executive officer, chief financial officer or chief accounting officer (or such officers’ authorized designee) of such Person, duly authorized, accompanying the statements required to be delivered by such Person pursuant to Section 17.2, in which such officer shall certify that such statements have been prepared based on the accounting records and systems used by Tenant in the ordinary course of its business.
1.34    “Fixed Term” shall have the meaning given such term in Section 2.3.
1.35    “Fixtures” shall have the meaning given such term in Section 2.1(d).
1.36    “GAAP” shall mean generally accepted accounting principles consistently applied, it being understood that if Tenant or Guarantor or another relevant Person generally observes IFRS in its financial accounting then references to GAAP shall mean the IFRS.
1.37    “Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or any State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or any Property, or any portion thereof, or any Travel Center operated thereon.
1.38    “Ground Leases” shall mean, collectively, the ground leases referenced on Exhibit B attached hereto, and any additional ground lease of Property or amendments thereto entered into by Landlord after the Effective Date and accepted by Tenant as being within the scope of the Property and leased to Tenant pursuant to this Agreement.
1.39    “Guarantor” shall mean BP Corporation North America Inc., an Indiana corporation, and any successor thereto, replacement thereof or additional guarantor which becomes a Guarantor in accordance with this Agreement.
1.40    “Guaranty” shall mean the Second Amended and Restated Guaranty (Third Amended and Restated Lease Agreement No. 3) of even date herewith executed by Guarantor in favor of Landlord, as amended from time to time, and any replacement guaranty or additional guaranty delivered to Landlord with obligations of Tenant first accruing from and after the date of such guaranty (and otherwise in substantially the same form as the Guaranty being delivered by Guarantor to Landlord on the Effective Date) pursuant to this Agreement, as amended from time to time.
1.41    “Hazardous Substances” shall mean any substance:
(a)    the presence of which requires or may hereafter require notification, investigation or remediation under any Applicable Law; or
(b)    which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any Applicable Law including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and the regulations promulgated thereunder; or
(c)    which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Government Agencies; or
(d)    the presence of which on any Property, or any portion thereof, causes or materially threatens to cause an unlawful nuisance upon such Property, or any portion thereof, or to adjacent properties or poses or materially threatens to pose a hazard to such Property, or any portion thereof, or to the health or safety of persons; or
(e)    without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or
(f)    without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(g)    without limitation, which contains or emits radioactive particles, waves or material.
1.42    “IFRS” shall mean the international financial reporting standards issued by the International Accounting Standards Board (or successor thereto).
1.43     “Impositions” shall mean, collectively, all taxes (including, without limitation, all taxes imposed under the laws of any State, as such laws may be amended from time to time, and all ad valorem, sales and use, occupancy, or similar taxes as the same relate to or are imposed upon Landlord, Tenant or the business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character, in each case in respect of the Leased Property or the business conducted upon the Leased Property by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Landlord’s interest in the Leased Property, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Tenant; provided, however, that nothing contained herein shall be construed to require Tenant to pay and the term “Impositions” shall not include (i) any tax based on net income imposed on Landlord, (ii) any net revenue tax of Landlord, (iii) any transfer fee or other tax imposed with respect to the sale, exchange or other disposition by Landlord of the Leased Property or the proceeds thereof, (iv) any single business, gross receipts tax, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Landlord, (v) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to Section 3.1.2, (vi) any impositions imposed on Landlord that are a result of Landlord not being considered a “United States person” as defined in Section 7701(a)(30) of the Code, (vii) any impositions that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by Tenant pursuant to the terms of this Agreement, (viii) any impositions imposed as a result of a breach of covenant or representation by Landlord in any agreement governing Landlord’s conduct or operation or as a result of the negligence or willful misconduct of Landlord, (ix) any Landlord Lien or any impositions imposed as a result of a transfer or assignment made by Landlord pursuant to Section 21.6.2 or (x) mortgage recording taxes, value added taxes, capital gains taxes or similar taxes, assessments or government levies.
1.44    “Insurance Requirements” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant, any Manager or the Leased Property.

1.45    “Interest Rate” shall mean an annual rate of interest, as of the date of determination, equal to the greater of (i) eight and one-half percent (8.5%) per annum and (ii) the per annum rate for ten (10) year U.S. Treasury Obligations as published in The Wall Street Journal plus three hundred fifty (350) basis points.
1.46    “Land” shall have the meaning given such term in Section 2.1(a).
1.47    “Landlord” shall have the meaning given such term in the preambles to this Agreement and shall also include their respective permitted successors and assigns.
1.48    “Landlord Default” shall have the meaning given such term in Article 14.
1.49    “Landlord Liens” shall mean liens on or against the Leased Property or any payment of Rent (a) which result from any act of, or any claim against, Landlord or any owner of a direct or indirect interest in the Leased Property (other than the lessor under any Ground Lease affecting any portion of the Leased Property), or which result from any violation by Landlord of any terms of this Agreement, or (b) which result from liens in favor of any taxing authority by reason of any tax owed by Landlord or any fee owner of a direct or indirect interest in the Leased Property (other than the lessor under any Ground Lease affecting any portion of the Leased Property); provided, however, that “Landlord Lien” shall not include any lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until such time as Tenant shall have already paid to or on behalf of Landlord the tax or the required indemnity with respect to the same.
1.50    “Lease Year” shall mean each consecutive full twelve calendar month period during the Term, except that if the Effective Date shall not occur on the first day of a month, the first Lease Year shall be for the period from the Effective Date through the last day of the month in which the first anniversary of the Effective Date shall occur.
1.51    “Leased Improvements” shall have the meaning given such term in Section 2.1(b).
1.52    “Leased Property” shall have the meaning given such term in Section 2.1.
1.53    “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations and regulations necessary to operate any Property for its Permitted Use, and (b) all covenants, agreements, restrictions and encumbrances contained in any instruments at any time in force affecting any Property, including those which may (i) require material repairs, modifications or alterations in or to any Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s status as a real estate investment trust.
1.54    “Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of indebtedness or performance of any other obligation in priority to payment of general creditors.
1.55    “Manager” shall mean, with respect to any Property, any operator or manager engaged by Tenant from time to time to operate or manage such Property.
1.56    “Merger” shall have the meaning given such term in the recitals to this Agreement.
1.57    “Minerals” shall mean all the oil, gas, associated hydrocarbons, lead, zinc, copper, coal, coal seam gas, coalbed methane, lignite, peat, sulphur, phosphate, iron ore, sodium, salt, uranium, thorium and other fissionable materials, molybdenum, vanadium, titanium, ilmenite, rutile, leucoxene, zircon, gold, silver, platinum, palladium, bauxite, granite, limestone, bedrock of any kind or character, kaolin and other clays, sand, gravel, construction aggregate and other mined or quarried stone or rock material, industrial minerals, geothermal energy, and all other substances and ore deposits of any kind or character, whether solid, liquid or gaseous, and without limitation by enumeration of the minerals and substances expressly mentioned above, in, on or under any part of the Real Property.
1.58    “Minimum Net Worth” shall mean Fifteen Billion U.S. Dollars ($15,000,000,000).
1.59    “Minimum Rent” shall mean amounts due as provided in the Prior Lease, and, as of the Effective Date, shall mean, for the first Lease Year, Forty-Four Million Three Hundred Sixty-Six Thousand One Hundred Twenty-Two and 15/100ths Dollars ($44,366,122.15) per annum, and, for each subsequent Lease Year, Minimum Rent shall be the product of the Minimum Rent for the immediately preceding Lease Year multiplied by 1.02.
1.60    “Minimum Rent Reduction Limit” shall mean, for the first Lease Year, $2,218,306, and, for each subsequent Lease Year, the Minimum Rent Reduction Limit shall be an amount equal to the product of (a) the Minimum Rent Reduction Limit for the immediately preceding Lease Year, multiplied by (b) 1.02.
1.61    “Net Worth” shall mean Total Assets less Total Liabilities.
1.62    “Non-Recourse Parties” shall have the meaning given such term in Section 24.17.
1.63    “Notice” shall mean a notice given in accordance with Section 24.10.
1.64    “Offer” shall have the meaning given such term in Section 4.1.1(b).
1.65    “Offer Notice” shall have the meaning given such term in Section 2.6.
1.66    “Offered Property” shall have the meaning given such term in Section 2.6.

1.67    “Officer’s Certificate” shall mean a certificate signed by an officer or other duly authorized individual of the certifying Entity duly authorized by the board of directors or other governing body of the certifying Entity.
1.68    “Operating Rights” shall have the meaning given such term in Section 5.3.
1.69    “Other Leases” shall mean, collectively, (a) that certain Third Amended and Restated Lease Agreement No. 1, dated as of the Effective Date, between Landlord and Tenant, together with all modifications, amendments and supplements thereto, (b) that certain Third Amended and Restated Lease Agreement No. 2, dated as of the Effective Date, between Landlord and Tenant, together with all modifications, amendments and supplements thereto, (c) that certain Third Amended and Restated Lease Agreement No. 4, dated as of the Effective Date, between Landlord and Tenant, together with all modifications, amendments and supplements thereto, and (d) that certain Second Amended and Restated Lease Agreement No. 5, dated as of the Effective Date, between Highway Ventures Properties Trust, Highway Ventures Properties LLC and Tenant, together with all modifications, amendments and supplements thereto.
1.70    “Overdue Rate” shall mean, on any date, a per annum rate of interest equal to the lesser of the Interest Rate plus four percent (4%) and the maximum rate then permitted under applicable law.
1.71    “Parent” shall have the meaning given to such term in the recitals to this Agreement.
1.72    “Percentage Reduction” shall be eight and one-half percent (8.5%).
1.73    “Permitted Encumbrances” shall mean, with respect to any Property, all rights, restrictions, and easements of record set forth on Schedule B to the applicable owner’s or leasehold title insurance policy issued to Landlord with respect to such Property, plus any other encumbrances as may have been granted or caused by Landlord or otherwise consented to in writing by Landlord from time to time.
1.74    “Permitted Use” shall mean, with respect to any Property, any use of such Property permitted pursuant to Section 4.1.1.
1.75    “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.
1.76    “Prior Lease” shall have the meaning given such term in the recitals to this Agreement.
1.77    “Property” shall have the meaning given such term in Section 2.1.
1.78    “Property Mortgage” shall mean any Encumbrance placed upon the Leased Property, or any portion thereof, in accordance with Article 20.
1.79    “Property Mortgagee” shall mean the holder of any Property Mortgage.

1.80    “Qualifying Guarantor” shall mean a Person that satisfies one or more of the following:
(a)    such Person is rated at least “BBB-” by S&P Global Ratings, acting through Standard and Poor’s Financial Services LLC, or “Baa3” by Moody’s Investors Services, Inc.; or
(b)    such Person has a Net Worth equal to or greater than the Minimum Net Worth; or
(c)    such Person has a creditworthiness that is acceptable to Landlord in its sole discretion.
Any Qualifying Guarantor under clause (b) shall provide to Landlord, (i) prior to becoming Guarantor, such Person’s audited financial statement prepared in accordance with GAAP and certified by an independent certified public accountant, for such Person’s most recently completed fiscal year (or, if the date of determination is on or before the date that falls within ninety (90) days after the end of such most recently completed fiscal year and the audit of such fiscal year has not yet been released, then, the audited financial statement of such Person at the end of the fiscal year immediately preceding such most recently completed fiscal year) and, (ii) if such Qualifying Guarantor is not a BP Affiliate, for each subsequent fiscal year, such Person’s audited financial statement for such Person’s most recent fiscal year, prepared in accordance with GAAP and certified by an independent certified public accountant, within thirty (30) days of the release of such annual statement for such fiscal year but not more than eighteen (18) months after delivery of the prior statement, demonstrating that such Person had the Minimum Net Worth at the end of that fiscal year.
1.81    “Real Property” shall have the meaning given such term in Section 2.1.
1.82    “Related Person” shall have the meaning given such term in Section 24.15.
1.83    “Rent” shall mean, collectively, the Minimum Rent and Additional Charges.
1.84    “Rules” shall have the meaning given such term in Section 22.1.
1.85    “SARA” shall mean the Superfund Amendments and Reauthorization Act of 1986, as the same has been and may be amended, restated, modified or supplemented from time to time.
1.86    “SEC” shall mean the Securities and Exchange Commission.
1.87    “Shell” shall mean Equilon Enterprises LLC (doing business as Shell Oil Products US), a Delaware limited liability company.
1.88    “Shell Agreement” shall mean that certain Liquefied Natural Gas Dispensing Site License and Sales Agreement, dated as of April 15, 2013, between Tenant and Shell, together with all modifications, amendments and supplements thereto.

1.89    “Shell SNDA” shall have the meaning given such term in Section 4.5.
1.90    “State” shall mean, with respect to any Property, the state, commonwealth or district in which such Property is located.
1.91    “Successor Landlord” shall have the meaning given such term in Section 20.2.
1.92    “Superior Landlord” shall have the meaning given such term in Section 20.2.
1.93    “Superior Lease” shall have the meaning given such term in Section 20.2.
1.94    “Superior Mortgage” shall have the meaning given such term in Section 20.2.
1.95    “Superior Mortgagee” shall have the meaning given such term in Section 20.2.
1.96    “SVC” shall mean Service Properties Trust, a Maryland real estate investment trust.
1.97     “TCA” shall have the meaning given such term in the recitals hereto.
1.98    “Tenant” shall have the meaning given such term in the preambles to this Agreement and shall also include its permitted successors and assigns.
1.99    “Tenant’s Personal Property” shall mean all motor vehicles and consumable inventory and supplies, furniture, furnishings, equipment, movable walls and partitions, equipment and machinery and all other tangible personal property of Tenant acquired by Tenant before, on or after the Effective Date and located at the Leased Property or used in Tenant’s business at the Leased Property and all modifications, replacements, alterations and additions to such personal property installed at the expense of Tenant, other than any items included within the definition of Fixtures, and any items which are not fixtures and which Tenant shall have (x) purchased after the Effective Date and (y) removed from the Leased Property by the expiration or earlier termination of the Term.
1.100    “Term” shall mean the period commencing on the Effective Date and ending at the later of (a) the expiry of the Fixed Term and (b) if Tenant has properly exercised its right to extend the Term as provided in Section 2.4, the expiry of the then applicable Extended Term, in either case unless sooner terminated pursuant to the provisions of this Agreement.
1.101    “Total Assets” shall mean, as at any date of determination, all assets of the Guarantor and its subsidiaries determined on a consolidated basis in conformity with GAAP.
1.102    “Total Liabilities” shall mean, as at any date of determination, all liabilities of the Guarantor and its subsidiaries on a consolidated basis in conformity with GAAP.
1.103    “Travel Center” shall mean, with respect to any Property, collectively, the hospitality, fuel and service facilities located at such Property, including hotel, food and beverage services facilities, fuel pumps, facilities for the storage and distribution of petroleum products and storage, generation and distribution of other fuels or energy sources (including, without limitation, electricity), retail shops and other facilities or services being operated or from time to time proposed to be operated on such Property.
1.104    “Unsuitable for Its Permitted Use” shall mean, with respect to any Travel Center, a state or condition such that following any damage, destruction or Condemnation, such Travel Center cannot be operated on a commercially practicable basis for its Permitted Use and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage, destruction or Condemnation, and as otherwise required by this Agreement, within twenty-four (24) months following such damage, destruction or Condemnation or such longer period of time as to which business interruption insurance or Award proceeds is available to cover Rent and other costs related to the applicable Property following such damage, destruction or Condemnation.
ARTICLE 2
LEASED PROPERTY AND TERM
2.1    Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest in and to all of the following (each of items (a) through (e) below which, as of the Effective Date, relates to any single Travel Center, a “Property”, and collectively, the “Leased Property”, and those portions of the Leased Property described in items (a) through (d) below being the “Real Property”):
(a)    those certain tracts, pieces and parcels of land, as more particularly described in Exhibits A-1 through A-34 attached hereto and made a part hereof (the “Land”);
(b)    all buildings, structures and other improvements of every kind including, but not limited to, underground storage tanks, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land (collectively, the “Leased Improvements”);
(c)    all easements, rights and appurtenances relating to the Land and the Leased Improvements, but excluding all of Landlord’s right, title and interest in and to all Minerals and all executory rights and other rights necessary to sell, lease or otherwise convey the Minerals, all of which are expressly reserved by Landlord, provided, however, that Landlord shall not, and shall not authorize or permit any others to, conduct any exploration, evaluation or extraction of any Minerals or pursue any other similar activities relating to the Minerals during the Term;
(d)    all equipment, machinery and fixtures integral to the operation of the Leased Improvements, and other items of property now or hereafter permanently affixed or integral to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant’s Personal Property (collectively, the “Fixtures”); and
(e)    any and all leases of space in the Leased Improvements, including, without limitation, the Ground Leases.
2.2    Condition of Leased Property. Tenant acknowledges that it is and has been in possession of the Leased Property, and Tenant accepted the Leased Property in its “as is” condition, subject to the rights of parties in possession, the existing state of title, including all covenants, conditions, restrictions, reservations, mineral leases, easements and other matters of record or that are visible or apparent on the Leased Property, all applicable Legal Requirements, the lien of any financing instruments, mortgages and deeds of trust existing prior to the Effective Date or permitted by the terms of this Agreement, and such other matters which would be disclosed by an inspection of the Leased Property and the record title thereto or by an accurate survey thereof. TENANT REPRESENTS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. To the maximum extent permitted by law, however, Landlord hereby assigns to Tenant all of Landlord’s rights to proceed against any predecessor in interest or insurer for breaches of warranties or representations or for latent defects in the Leased Property. Landlord shall fully cooperate with Tenant in the prosecution of any such claims, in Landlord’s or Tenant’s name, all at Tenant’s sole cost and expense. Tenant shall indemnify, defend, and hold harmless Landlord from and against any loss, cost, damage or liability (including reasonable attorneys’ fees) incurred by Landlord in connection with such cooperation.
2.3    Term. The initial term of this Agreement (the “Fixed Term”) shall expire on the day preceding the tenth anniversary of the Effective Date.
2.4    Extended Terms. Tenant shall have the right to extend the Term for up to five (5) consecutive renewal terms of ten (10) years each (each, an “Extended Term”), provided that (unless Landlord shall elect in its sole discretion to waive any such condition), at the time Tenant exercises a right to extend the Term, (a) no Event of Default shall have occurred and be continuing and (b) on the date of the exercise of the extension option and on the first day of each such Extended Term, there shall be a Guaranty in favor of Landlord from a Qualifying Guarantor which shall either meet the standard in clause (a) or (c) of the definition of Qualifying Guarantor or shall provide Landlord with the audited financial statement described in the last paragraph of the definition of Qualifying Guarantor to establish that it meets the criteria in clause (b) thereof to be a Qualifying Guarantor, even if such Entity is a BP Affiliate.
All of the terms, covenants and provisions of this Agreement shall apply to each Extended Term (including, but without limitation, the two percent annual Minimum Rent increases provided in the definition of Minimum Rent), except that Tenant shall have no right to extend the Term beyond the expiration of the fifth Extended Term. If Tenant shall elect to exercise its option to extend the Term for any Extended Term, it shall do so by giving Landlord Notice thereof not later than eighteen (18) months prior to the commencement of the applicable Extended Term, it being understood and agreed that time shall be of the essence with respect to the giving of any such Notice. If Tenant shall fail to give any such Notice, this Agreement shall automatically terminate at the end of the Fixed Term or the applicable Extended Term, and Tenant shall have no further option to extend the Term of this Agreement. If Tenant shall give such Notice, the extension of this Agreement shall be automatically effected without the execution of any additional documents; it being understood and agreed, however, that Tenant and Landlord shall execute such documents and agreements as either party shall reasonably require to evidence the same.
2.5    Right to Repool Properties. Landlord shall have the right from time to time in connection with a financing or other capital raising transaction to terminate the Term of this Agreement with respect to one or more Properties and contemporaneously to lease such Properties back to Tenant or an Affiliated Person as to Tenant under one of the Other Leases, and/or one or more new lease(s) as determined by Landlord (a “repooling”), provided that Landlord shall have obtained Tenant’s prior written consent to any such repooling, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant may grant or withhold consent in Tenant’s sole discretion if a proposed repooling, after taking into account all prior repoolings, if any, would result in the repooling of a number of Properties that would exceed fifty percent (50%) of the Properties hereunder as of the Effective Date (i.e., a repooling of more than sixteen (16) Travel Centers in total over the Term) or would result in one or more new leases (as opposed to adding a Property to one of the Other Leases). Each party agrees to execute and deliver such documentation as the other party may reasonably request in connection with any such new lease or repooling, including, without limitation, a new lease, a lease amendment, and a new guaranty from Guarantor or confirmation from Guarantor that its existing Guaranty applies to any such new lease or lease amendment.
2.6    Right of First Offer. So long as this Agreement is still in full force and effect and there then exists no Event of Default, if Landlord intends to solicit offers, or to accept an unsolicited offer, to purchase its fee interest or leasehold interest in any Property, Landlord first shall offer to sell the applicable Property or its leasehold interest under a Ground Lease (the “Offered Property”) to Tenant at a price to be identified by Landlord in such offer notice (the “Offer Notice”), which Offer Notice shall also include the material terms on which Landlord is offering to sell the Offered Property to Tenant and the estimated closing date. If Tenant shall elect to accept such offer, it shall give Landlord notice of such election within twenty (20) Business Days after the Offer Notice is given. If Tenant elects to accept such offer within such twenty (20) Business Day period, Landlord and Tenant shall, for a period of thirty (30) days after the date of Tenant’s election, engage in good faith negotiations of a mutually acceptable purchase and sale agreement incorporating the terms and conditions in Landlord’s Offer Notice and such other terms as are necessary for the transaction and agreed by the parties, acting reasonably. In the event Tenant fails to accept Landlord’s offer within such twenty (20) Business Day period, or the parties, having negotiated in good faith, fail to execute and deliver a mutually acceptable purchase and sale agreement within such thirty (30) day period, then Landlord shall have the right to accept an offer and/or enter into an agreement to sell and/or to sell such Offered Property to a third party, provided, however, that: (a) Landlord’s conveyance of the Offered Property shall take place within two hundred seventy (270) days of delivery of the Offer Notice; (b) the purchase price paid for the Offered Property shall be equal to or greater than 97% of the purchase price included in the Offer Notice; and (c) the other terms of such sale taken as a whole shall be substantially the same or better for Landlord than the proposed terms contained in the Offer Notice. Tenant’s rights shall be reinstituted with respect to such Offered Property if Landlord shall not so convey title to the Offered Property to a third party within two hundred seventy (270) days following delivery of the Offer Notice. Tenant’s rights under this paragraph shall not apply to (i) the grant of a mortgage lien as collateral in connection with a bona fide financing, (ii) a foreclosure sale or deed in lieu thereof with respect to bona fide third-party indebtedness (but not, for the avoidance of doubt, any subsequent transfers of such Offered Property by such foreclosing lender or its designee), (iii) a transfer to any entity that is a Controlled subsidiary or Controlling parent of, or an entity under common Control with, Landlord, (iv) a transfer to any entity whose business is managed by The RMR Group LLC, The RMR Group Inc., or any Controlled subsidiary or Controlling Entity of any of the foregoing, or (v) a sale or other transfer pursuant to or in lieu of taking by eminent domain.
ARTICLE 3
RENT
3.1    Rent. Tenant shall pay, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction (unless otherwise expressly provided in this Agreement), Minimum Rent to Landlord and Additional Charges to the party to whom such Additional Charges are payable, during the Term. All payments to Landlord shall be made by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion. Rent hereunder and under the Prior Lease for any partial month shall be prorated on a per diem basis.
3.1.1    Minimum Rent. Minimum Rent shall be paid in equal monthly installments in advance on the first Business Day of each calendar month during the Term.
3.1.2    Additional Charges. In addition to the Minimum Rent payable hereunder, Tenant shall pay (or cause to be paid) to the appropriate parties and discharge (or cause to be discharged) as and when due and payable the following (collectively, “Additional Charges”):
(a)    Impositions. Subject to Article 8 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay, or cause to pay, such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Landlord, at its expense, shall, to the extent required or permitted by Applicable Law, prepare and file, or cause to be prepared and filed, all tax returns and pay all taxes due in respect of Landlord’s net income, gross receipts, sales and use, single business, transaction privilege, rent, ad valorem, franchise taxes and taxes on its capital stock or other equity interests, and Tenant, at its expense, shall, to the extent required or permitted by Applicable Laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies. If any refund shall be due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant, the same shall be paid over to or retained by Tenant. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event Government Agencies classify any property covered by this Agreement as personal property, Tenant shall file, or cause to be filed, all personal property tax returns in such jurisdictions where it may legally so file. Each party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns for property covered by this Agreement, Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to file a protest. All Impositions assessed against such personal property shall be (irrespective of whether Landlord or Tenant shall file the relevant return) paid by Tenant not later than the last date on which the same may be made without interest or penalty, subject to the provisions of Article 8. Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, that Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions.
(b)    Utility Charges. All charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.
(c)    Insurance Premiums. All premiums for the insurance coverage required to be maintained pursuant to Article 9.
(d)    Other Charges. All other amounts, liabilities and obligations payable by Tenant under this Agreement.
3.1.3    Reimbursement for Additional Charges. If Tenant pays or causes to be paid property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Agreement, Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Agreement.
3.2    Late Payment of Rent, Etc. If any installment of Minimum Rent shall not be paid when due hereunder or any Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid within ten (10) Business Days of the date the same are due hereunder, Tenant shall pay Landlord, on demand, as Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date of such installment or amount to the date of payment thereof. To the extent that Tenant pays any Additional Charges directly to Landlord or any Property Mortgagee or lessor, as applicable, pursuant to any requirement of this Agreement, Tenant shall be relieved of its obligation to pay such Additional Charges to the Entity to which they would otherwise be due. If any payments due from Landlord to Tenant shall not be paid within ten (10) days after its due date, Landlord shall pay to Tenant, on demand, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment from the due date of such installment to the date of payment thereof. In the event of any failure by Tenant to pay any Additional Charges when due, Tenant shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost which is added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent.
3.3    Net Lease, Etc. The Rent shall be absolutely net to Landlord so that this Agreement shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Agreement which expressly provide otherwise, including those provisions for adjustment or abatement of such Rent. Landlord and Tenant acknowledge and agree that none of the Rent provided for under this Agreement is allocable to any personal property included in the Leased Property.
3.4    No Termination, Abatement, Etc. Except as otherwise specifically provided in this Agreement, each of Landlord and Tenant, to the maximum extent permitted by law, shall remain bound by this Agreement in accordance with its terms and shall not take any action without the consent of the other to modify, surrender or terminate this Agreement. In addition, except as otherwise expressly provided in this Agreement, Tenant shall not seek, or be entitled to, any abatement, deduction, deferment or reduction of the Rent, or set-off against the Rent, nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of (a) any damage to or destruction of the Leased Property, or any portion thereof, from whatever cause or any Condemnation; (b) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, or any portion thereof, or the interference with such use by any Person other than Landlord or any Person acting through Landlord, (c) eviction by fee owners of any Properties due to termination of any Ground Leases; (d) any claim which Tenant may have against Landlord by reason of any default (other than a monetary default) or breach of any warranty by Landlord under this Agreement or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties (but, for the avoidance of doubt, excluding any determination that Landlord does not have fee title to any Property not subject to a Ground Lease); (e) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of

Landlord; or (f) for any other cause whether similar or dissimilar to any of the foregoing (other than a monetary default by Landlord). Except as otherwise specifically provided in this Agreement, Tenant hereby waives all rights arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law (1) to modify, surrender or terminate this Agreement or quit or surrender the Leased Property, or any portion thereof, or (2) which would entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable or other obligations to be performed by Tenant hereunder. The obligations of Tenant hereunder shall be separate and independent covenants and agreements, and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless this Agreement is terminated or the obligations to pay the same shall be terminated pursuant to the express provisions of this Agreement.
3.5    Prepayment. Landlord acknowledges that, concurrent with the Effective Date, Tenant has prepaid Minimum Rent in the amount of $32,837,917,18. Accordingly, Landlord agrees that Tenant shall be entitled to a credit of $363,895.36 against each monthly payment of Minimum Rent due under this Agreement on or after the Effective Date through the end of the Fixed Term. If this Agreement terminates prior to its scheduled expiration, any such unapplied credit shall be retained by the Landlord as Additional Rent.
ARTICLE 4
USE OF THE LEASED PROPERTY
4.1    Permitted Use.
4.1.1    Permitted Use.
(a)    Tenant shall, at all times during the Term, and at any other time that Tenant shall be in possession of any Property, continuously use and operate, or cause to be used and operated, such Property as a Travel Center and any uses incidental thereto, and any truck servicing or repair, retail convenience, mobility or energy generation or management facility and any other ancillary lawful uses related or complimentary thereto; provided, however, Tenant may from time to time suspend use or operations at any Property as in Tenant’s reasonable determination is necessary or desirable in connection with construction or development thereat, casualty or condemnation with respect thereto, in order to comply with Applicable Law or, if, in Tenant’s reasonable determination, it is no longer economically practical to operate such Property as currently operated. Tenant shall not use (and shall not permit any Person to use) any Property, or any portion thereof, for any other use without the prior written consent of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. No use shall be made or permitted to be made of any Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering such Property or any part thereof (unless another adequate policy is available) or which would constitute a default under any Ground Lease affecting such Property, nor shall Tenant sell or otherwise provide, or permit to be kept, used or sold in or about any Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost, comply or cause to be complied with all Insurance

Requirements. Tenant shall not take or omit to take, or permit to be taken or omitted to be taken, any action, the taking or omission of which materially impairs the value or the usefulness of any Property or any part thereof for its Permitted Use.
(b)    In the event that, in the reasonable determination of Tenant, it shall no longer be economically practical to operate any Property as a Travel Center, Tenant shall give Landlord Notice thereof, which Notice shall set forth in reasonable detail the reasons therefor. Thereafter, Landlord and Tenant shall negotiate in good faith to agree on an alternative use for such Property; provided, however, in no event shall the Minimum Rent be reduced or abated as a result thereof. If Landlord and Tenant fail to agree on an alternative use for such Property within sixty (60) days after commencing negotiations as aforesaid, Tenant may market such Property for sale to a third party. If Tenant receives a bona fide offer (an “Offer”) to purchase such Property from a Person having the financial capacity to implement the terms of such Offer, Tenant shall give Landlord Notice thereof, which Notice shall include a copy of the Offer executed by such third party. In the event that Landlord shall fail to accept or reject such Offer within thirty (30) days after receipt of such Notice, such Offer shall be deemed to be rejected by Landlord. If Landlord shall sell the Property pursuant to such Offer, then, effective as of the date of such sale, this Agreement shall terminate with respect to such Property, and the Minimum Rent shall be reduced by an annual amount equal to the product of (x) the Percentage Reduction multiplied by (y) the net proceeds of sale received by Landlord. If Landlord shall reject (or be deemed to have rejected) such Offer, then, effective as of the proposed date of such sale, this Agreement shall terminate with respect to such Property, and the Minimum Rent shall be reduced by an annual amount equal to the product of (a) the Percentage Reduction multiplied by (b) the projected net proceeds determined by reference to such Offer; provided, however, in no event shall the aggregate reduction of Minimum Rent during the Term pursuant to this Section 4.1.1(b) exceed the Minimum Rent Reduction Limit.
4.1.2    Necessary Approvals. Tenant shall proceed with all due diligence and exercise reasonable efforts to obtain and maintain, or cause to be obtained and maintained, all approvals necessary to use and operate, for its Permitted Use, each Property and the Travel Center located thereon under applicable law.
4.1.3    Lawful Use, Etc. Tenant shall not, and shall not permit any Person to, use or suffer or permit the use of any Property or Tenant’s Personal Property, if any, for any unlawful purpose. Tenant shall not, and shall not permit any Person to, commit or suffer to be committed any waste on any Property, or in any Travel Center, nor shall Tenant cause or permit any unlawful nuisance thereon or therein. Tenant shall not, and shall not permit any Person to, suffer nor permit any Property, or any portion thereof, to be used in such a manner as (i) may materially and adversely impair Landlord’s or Tenant’s title thereto or to any portion thereof, or (ii) may reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of such Property, or any portion thereof.
4.1.4    Compliance with Legal/Insurance Requirements, Etc. Subject to the provisions of Article 8, Tenant, at its sole expense, shall (i) comply with (or cause to be complied with) all material Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of any Property and with the terms and conditions of any Ground Lease affecting any Property, (ii) perform (or cause to be performed) in a timely fashion all of Landlord’s obligations under any Ground Lease affecting any Property and (iii) procure, maintain and comply with (or cause to be procured, maintained and complied with) all material licenses, permits and other authorizations and agreements required for any use of any Property and Tenant’s Personal Property, if any, then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.
4.2    Environmental Matters.
4.2.1    Restriction on Use, Etc. During the Term and any other time that Tenant shall be in possession of any Property, Tenant shall not, and shall not permit any Person to, store on, release or spill upon, dispose of or transfer to or from such Property any Hazardous Substance, except in compliance with all Applicable Laws in all material respects. During the Term and any other time that Tenant shall be in possession of any Property, Tenant shall maintain (or shall cause to be maintained) such Property at all times free of any Hazardous Substance (except in compliance with all Applicable Laws). Tenant shall promptly (and shall direct any Manager to promptly): (a) upon receipt of notice or knowledge, notify Landlord in writing of any material change in the nature or extent of Hazardous Substances at any Property, (b) transmit to Landlord a copy of any report which is required to be filed by Tenant or any Manager with respect to any Property pursuant to SARA Title III or any other similar Applicable Law, (c) transmit to Landlord copies of any citations, orders, notices or other governmental communications received by Tenant or any Manager or their respective agents or representatives with respect to Hazardous Substances violations or alleged violations of Applicable Law (each an “Environmental Notice”), which Environmental Notice requires a written response or any action to be taken and/or if such Environmental Notice gives notice of and/or presents a material risk of any material violation of any Applicable Law and/or presents a material risk of any material cost, expense, loss or damage (an “Environmental Obligation”), (d) observe and comply with (or cause to be observed and complied with) all material Applicable Laws relating to the use, storage, maintenance and disposal of Hazardous Substances and all orders or directives from any official, court or agency of competent jurisdiction relating to the use, storage or maintenance, or requiring the removal, treatment, containment or other disposition of Hazardous Substances, and (e) pay or otherwise dispose (or cause to be paid or otherwise disposed) of any fine, charge or Imposition related to Hazardous Substances or violations of Applicable Law for which Tenant or any Person claiming by, through or under Tenant and/or Landlord are legally liable, unless Tenant or any Manager shall contest the same in good faith and by appropriate proceedings and the right to use and the value of any of the Leased Property is not materially and adversely affected thereby.
If, at any time prior to the termination of this Agreement, Hazardous Substances (other than those maintained in accordance with Applicable Laws) are discovered on any Property, subject to Tenant’s right to contest the same in accordance with Article 8, Tenant shall take (and shall cause to be taken) all actions and incur any and all expenses, as are required by any Government Agency and by Applicable Law, (i) to clean up and remove from and about such Property all Hazardous Substances thereon, (ii) to contain and prevent any further discharge, release or threat of discharge or release of Hazardous Substances on or about such Property and

(iii) to use good faith efforts to eliminate any further discharge, release or threat of discharge or release of Hazardous Substances on or about such Property.
4.2.2    Environmental Report. Tenant shall, at its sole cost and expense, provide Landlord, not more than six (6) months before the scheduled expiration (or, if applicable, within twelve (12) months following any earlier termination) of the Term, with an Environmental Report (as hereinafter defined), prepared by an environmental consultant reasonably acceptable to Landlord and dated within six (6) months of the scheduled expiration (or in the case of an earlier termination of this Agreement, within twelve (12) months after such termination) concluding, if true, and subject to customary limitations and standards, that the Leased Property does not (or, if delivered after the Term, at the end of the Term did not) contain any “recognized environmental condition” (as defined in the most recent version of the ASTM standard practice for Phase I environmental site assessments) other than in compliance with Applicable Law, or such other generally accepted standard then in use for commercial transactions. An “Environmental Report” shall be a so-called “Phase I” report or such other level of investigation which shall be the standard of diligence in the purchase or lease of similar property at the time, together with any additional investigation and report which would be needed to make the conclusions required above or which would customarily follow any discovery contained in any initial report(s), and for which the investigation and testing on which the conclusions shall have been based shall have been performed not earlier than sixty (60) days prior to the date of such report.
4.2.3    Post-Term Access. If and to the extent reasonably practical, Tenant shall use commercially reasonable efforts to complete (i) any environmental testing prior to the expiration of the Term or as soon thereafter as is reasonably practical and (ii) any remediation, if applicable, as soon after the Term as is reasonably practical, in each case taking into account, among other things, the conditions at the Properties and the requirements of any relevant governmental authority. If completion of such testing and, if applicable, remediation, shall not have been completed prior to the expiration of the Term, then, following the expiration or earlier termination of the Term, Tenant and its agents, employees and environmental consultants shall have reasonable rent-free access to each applicable Property, upon reasonable advanced notice to Landlord, for the sole purposes of (i) conducting the review and assessment and related remediation, if applicable, necessary to prepare and deliver the Environmental Reports as contemplated by Section 4.2.2 and/or (ii) performing Tenant’s obligations, if any, pursuant to Section 4.2.1 in respect of any Leased Property to the extent the same were not completed during the Term. Tenant shall exercise such access rights in a manner designed to minimize, to the extent reasonably practical, any material interference with site operations then being conducted at the Property. Tenant shall indemnify and hold Landlord harmless from any claims, liabilities and reasonable out-of-pocket costs and expenses incurred by Landlord as a result of Tenant’s (or its agents’, employees’ or environmental consultants’) activities at the applicable Properties taken in connection with Tenant’s post-term access rights pursuant to this Section 4.2.3, provided that Tenant shall have the right to control the defense of any such claim. The foregoing indemnity shall not extend to any claims or liabilities resulting from the gross negligence or willful misconduct of Landlord of any Affiliated Person of Landlord or any Person acting on behalf of or with the consent of any of the foregoing.

4.2.4    Underground Storage Tanks. It is expressly understood and agreed that Tenant’s obligations under this Agreement shall include the maintenance and, if necessary, replacement of underground storage tanks at the Leased Property.
4.2.5    Survival. The provisions of Sections 4.2.1, 4.2.2 and 4.2.3 shall survive the expiration or sooner termination of this Agreement.
4.3    Ground Leases.
4.3.1    Tenant’s Obligations. Tenant shall pay and perform all of Landlord’s obligations as tenant under the Ground Leases.
4.3.2    Landlord’s Obligations. Landlord shall provide Tenant copies of all notices received by Landlord from the lessor under any Ground Lease, promptly upon receipt thereof, unless it is apparent from any such notice that the lessor also provided a copy thereof to Tenant directly. Landlord shall not amend, modify or supplement any Ground Lease or enter into any new ground lease (including, for certainty, any ground or master lease with respect to any Property or portion thereof) without Tenant’s consent, and Landlord shall not take or permit any others acting on its behalf (but, for certainty, specifically excluding Tenant) to take any action constituting or resulting in a default under any Ground Lease.
4.3.3    Options. If Landlord has the right, under the provisions of any of the Ground Leases, to elect to renew or extend the term of any Ground Leases or to exercise a purchase option, right of first offer or right of first refusal with respect to the property demised thereby, Tenant shall so notify Landlord, in the case of renewal or extension, at least one hundred eighty (180) days (but no more than one (1) year) prior to the expiration of the period within which Landlord is obligated to notify the lessor under such Ground Leases of its election to renew or extend, as the case may be, and, in the case of a purchase option, right of first offer or right of first refusal, promptly upon Tenant receiving notice from the landlord under such Ground Lease of Landlord’s right to make an election with respect to the purchase of such property. Such notice from Tenant shall contain (1) all of the relevant facts about the impending election to renew, extend or purchase, including, as applicable, the length of the period of renewal, the rental rate and/or the purchase price and (2) Tenant’s election as to whether or not Tenant wishes to exercise such election or purchase rights, as the case may be. If Tenant desires that Landlord exercise such election or purchase rights, Landlord and Tenant shall cooperate as necessary to enable and effect, in the case of a renewal or extension, Landlord’s exercise thereof, and, in the case of a purchase option, right of first offer or right of first refusal, the exercise of such option for Tenant (or Tenant’s designee) to purchase the Property. If Tenant instead notices Landlord of its desire not to extend or renew such Ground Lease beyond the then-current term, then (whether or not Landlord exercises such extension or renewal right) this Agreement shall terminate with respect to such Property and Ground Lease at the expiration of the then-current term of such Ground Lease; provided, however, in such event, there shall be no reduction in the Minimum Rent.
4.4    Shell Agreement. Tenant acknowledges its obligations under the Shell Agreement, and Landlord and Tenant agree that this Agreement shall, for purposes of Section 2 of the Subordination, Non-Disturbance and Attornment Agreement among Landlord, HPT PSC

Properties Trust, HPT PSC Properties LLC, Tenant and Shell entered into as of April 15, 2013 (“Shell SNDA”) in connection with the Shell Agreement, constitute a replacement “Lease”, as defined in the Shell SNDA, for the Prior Lease. Tenant shall indemnify, defend and hold Landlord harmless from and against any actual loss, damages, claims and liabilities and reasonable out-of-pocket costs and expenses incurred by Landlord as a result of any claim of a breach by Landlord under the Shell Agreement to the extent attributable to the actions of Tenant or any Affiliated Person of Tenant (and, for certainty, not of Landlord or any Affiliated Person of Landlord) during the Term, provided that Tenant shall have the right to control the defense of any such claim.
ARTICLE 5
MAINTENANCE AND REPAIRS
5.1    Maintenance and Repair.
5.1.1    Tenant’s Obligations. Tenant shall keep (or cause to be kept), at Tenant’s sole cost and expense, the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto (and Tenant’s Personal Property) in good order and repair, reasonable wear and tear excepted (whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of the Leased Property or Tenant’s Personal Property or any portion thereof), and shall promptly make or cause to be made all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise). All repairs shall be made in a good, workmanlike manner, consistent with industry standards for comparable travel centers in like locales, in accordance with all applicable federal, state and local statutes, ordinances, codes, rules and regulations relating to any such work. Tenant shall not take or omit to take (or permit any Person to take or omit to take) any action, the taking or omission of which would materially and adversely impair the value or the usefulness of the Leased Property or any material part thereof for its Permitted Use. Tenant’s obligations under this Section 5.1.1 shall be limited in the event of any casualty or Condemnation as set forth in Article 10 and Article 11 and Tenant’s obligations with respect to Hazardous Substances are as set forth in Section 4.2.
5.1.2    Landlord’s Obligations. Landlord shall not, under any circumstances, be required to build or rebuild any improvement on the Real Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain the Leased Property in any way. Except as otherwise expressly provided in this Agreement, Tenant hereby waives, to the maximum extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law. Landlord shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic’s lien laws now or hereafter existing.
5.1.3    Nonresponsibility of Landlord, Etc. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Leased Property, or any part thereof, are hereby charged with notice that liens on the Leased

Property or on Landlord’s interest therein are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished to Tenant or any Manager or for any other purpose during the term of this Agreement.
Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialmen for the performance of any labor or the furnishing of any materials for any alteration, addition, improvement or repair to the Leased Property or any part thereof or as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Leased Property or any part thereof nor to subject Landlord’s estate in the Leased Property or any part thereof to liability under any mechanic’s lien law of any State in any way, it being expressly understood Landlord’s estate shall not be subject to any such liability.
5.2    Tenant’s Personal Property. Tenant shall provide and maintain (or cause to be provided and maintained) throughout the Term all such Tenant’s Personal Property as shall be necessary in order to operate in compliance with applicable material Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Permitted Use.
5.3    Yield Up. Upon the expiration or sooner termination of this Agreement, Tenant shall remove all of Tenant’s Personal Property (other than that purchased by Landlord pursuant to Article 15) and vacate and surrender the Leased Property to Landlord in substantially the same condition in which the Leased Property was in on the Effective Date, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Agreement, reasonable wear and tear excepted (and casualty damage and Condemnation, in the event that this Agreement is terminated following a casualty or Condemnation in accordance with Article 10 or Article 11, excepted).
In addition, upon the expiration or earlier termination of this Agreement, Tenant shall, at Landlord’s sole cost and expense, use its good faith efforts to transfer (or cause to be transferred) to Landlord or its nominee, and cooperate with Landlord or Landlord’s nominee in connection with the processing of all applications for, licenses, operating permits and other governmental authorizations and all contracts, including contracts with Government Agencies and rights with third party franchisors which may be necessary for the use and operation of the Travel Centers as then operated (all such licenses, permits, authorizations and contracts, but excluding any trademarks, tradenames and other intellectual property, being “Operating Rights”). Tenant hereby appoints Landlord as its attorney-in-fact, with full power of substitution, for the purpose of carrying out the provisions of this paragraph and taking any action, including, without limitation, executing, delivering and filing applications, certificates, instruments and other documents and papers with Government Agencies, and executing any instruments, assignments, conveyances, and other transfers which are required to be taken or executed by Tenant, on its behalf and in its name, which appointment is coupled with an interest, is irrevocable and durable and shall survive the subsequent dissolution of Tenant.

If requested by Landlord, Tenant shall continue to manage one or more of the Travel Centers for Landlord (as a third-party manager) after the expiration of the Term for up to one hundred eighty (180) days, on such customary arms’-length terms (including receipt by Tenant of a market management fee), as may be agreed by the parties, acting reasonably.
ARTICLE 6
IMPROVEMENTS, ETC.
Tenant may make, construct or install (or permit to be made, constructed or installed) any Capital Additions provided that construction or installation of the same will not adversely affect or violate any material Legal Requirement or Insurance Requirement applicable to any Property and shall not adversely affect the market value of the applicable Property. No Capital Addition shall be made which would tie in or connect any Leased Improvements with any other improvements on property adjacent to any Property (and not part of the Land) including, without limitation, tie-ins of buildings or other structures or utilities. Any improvements shall, upon the expiration or sooner termination of this Agreement, remain or pass to and become the property of Landlord, free and clear of all encumbrances other than Permitted Encumbrances.
ARTICLE 7
LIENS
Subject to Article 8, Tenant shall use its best efforts not, directly or indirectly, to create or allow to remain and shall promptly discharge (or cause to be discharged), at its expense, any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property, or any portion thereof, or Tenant’s leasehold interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances, (b) restrictions, liens and other encumbrances which are consented to in writing by Landlord, (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (d) subleases permitted by Article 16, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 8, (f) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable or are for sums that are being contested in accordance with Article 8, (g) any Property Mortgages or other liens which are the responsibility of Landlord pursuant to the provisions of Article 20 and (h) Landlord Liens and any other voluntary liens created by Landlord.
ARTICLE 8
PERMITTED CONTESTS
Tenant shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, Environmental Obligation, lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to the Leased Property, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant’s obligation to pay (or cause to be paid) any Claims as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any Ground Lease, mortgage or deed of trust encumbering the Leased Property, or any portion thereof (Landlord agreeing that any such

Ground Lease, mortgage or deed of trust shall permit Tenant to exercise the rights granted pursuant to this Article 8) or any interest therein or result in or reasonably be expected to result in a lien attaching to the Leased Property, or any portion thereof, (c) no part of the Leased Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Tenant shall indemnify and hold harmless Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by Landlord in connection therewith or as a result thereof, provided that Tenant shall have the right to control the defense of any such claim. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees by agreement in form and substance reasonably satisfactory to Landlord, to assume and indemnify Landlord with respect to the same. Tenant shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been fully reimbursed by Tenant. If Tenant shall fail (x) to pay or cause to be paid any Claims when finally determined, (y) to provide reasonable security therefor or (z) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon reasonable notice to Tenant (which notice shall not be required if Landlord shall reasonably determine that the same is not practicable), pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, upon demand, as Additional Charges.
ARTICLE 9
INSURANCE AND INDEMNIFICATION
9.1    General Insurance Requirements. Tenant shall, at all times during the Term and at any other time Tenant shall be in possession of any Property, or any portion thereof, keep (or cause to be kept) such Property and all property located therein or thereon, insured against the risks and in such amounts as required by Landlord, acting reasonably, provided in each case that such insurance coverage is available on commercially reasonable terms.
9.2    Waiver of Subrogation. Landlord and Tenant agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in any State) with respect to any property loss which is covered by insurance then being carried by Landlord or Tenant, the party carrying such insurance and suffering said loss releases the others of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies (and, if Landlord or Tenant shall self insure in accordance with the terms hereof, Landlord or Tenant, as the case may be) shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom. In the event that any extra premium is payable by Tenant as a result of this provision, Landlord shall not be liable for reimbursement to Tenant for such extra premium.
9.3    Form Satisfactory, Etc. All insurance policies and endorsements required pursuant to this Article 9 shall be fully paid for, nonassessable, and issued by reputable insurance companies authorized to do business in the State and having a general policy holder’s rating of no less than A- in Best’s latest rating guide. At all times, all property, business interruption, liability and flood insurance policies, with the exception of worker’s compensation and employer’s liability insurance coverage, shall include Landlord and any Property Mortgagee as additional insureds or loss payees, as their interests may appear. All loss adjustments shall be payable as provided in Article 10, except that losses under liability and worker’s compensation insurance policies shall be payable directly to the party entitled thereto. Tenant shall cause all insurance premiums to be paid and shall deliver (or cause to be delivered) certificates thereof to Landlord as soon as possible after their effective date. All such policies shall provide Landlord (and any Property Mortgagee if required by the same) thirty (30) days prior written notice of any material change or cancellation of such policy, subject to policy terms and conditions.
9.4    Self-Insurance. Notwithstanding the foregoing and where permitted by Law, Tenant shall have the right not to maintain insurance as stated above by providing Landlord at the outset (or, if self-insurance constitutes a change, at least thirty (30) days’ prior written of such change) of Tenant’s election to self-insure the same, so long as Tenant is an Affiliated Person of BP Parent or Guarantor is a Qualifying Guarantor. With respect to such self-insurance and to the extent of Tenant’s express obligations assumed in this Agreement, Tenant hereby waives and releases Landlord from any and all claims, losses, expenses, damages and liability for which Landlord is or may be held liable based on or arising out of any act, occurrence or inaction that would have been covered by such insurance had Tenant maintained the same.
9.5    Indemnification of Landlord. Notwithstanding the existence of any insurance provided for herein and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify and hold harmless Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of the following, except to the extent caused by the gross negligence or willful misconduct of Landlord or any Person acting on Landlord’s behalf, and provided that Tenant shall have the right to control the defense of any such claim: (a) any accident or injury to, or death of, persons or loss of or damage to property occurring on or about any Property or portion thereof or adjoining sidewalks or rights of way during the Term, (b) any past, present or future condition or use, misuse, non-use, management, maintenance or repair by Tenant, any Manager or anyone claiming under any of them of any Property, Tenant’s Personal Property or any litigation, proceeding or claim by governmental entities (other than Condemnation proceedings), or other third parties relating to any Property or portion thereof or Tenant’s Personal Property or such use, misuse, non-use, condition, management, maintenance, or repair thereof, including failure to perform obligations under this Agreement, to which Landlord is made a party during the Term (limited, in the case of Environmental Obligations, to those provided in Section 4.2.1), (c) any Impositions that are the obligations of Tenant to pay pursuant to the applicable provisions of this Agreement, (d) any failure on the part of Tenant or anyone claiming under Tenant to perform or comply with any of the terms of this Agreement and/or (e) any of the assets owned or businesses conducted by Tenant or Person Controlling, Controlled by or under common Control with Tenant, whenever arising. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord (and shall not be responsible for any duplicative attorneys’ fees incurred by Landlord) or may compromise or otherwise dispose of the same, with Landlord’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned). The obligations of Tenant under this Section 9.5 shall survive the termination of this Agreement.

ARTICLE 10
CASUALTY
10.1    Insurance Proceeds. Except as provided in the last clause of this sentence, all proceeds payable by reason of any loss or damage to any Property, or any portion thereof, and insured under any policy of insurance (except any self-insurance or insurance obtained directly or indirectly from captive insurers which are Affiliated Persons of Tenant) required by Article 9 (other than the proceeds of any business interruption insurance or insurance proceeds for Tenant’s Personal Property) shall be paid directly to Landlord (subject to the provisions of Section 10.2) and all loss adjustments with respect to losses payable to Landlord shall require the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that, so long as no Event of Default shall have occurred and be continuing, all such proceeds less than or equal to Ten Million Dollars ($10,000,000) shall be paid directly to Tenant and such losses may be adjusted without Landlord’s consent. If Tenant is required to reconstruct or repair any Property as provided herein, such proceeds shall be paid out by Landlord from time to time for the reasonable costs of reconstruction or repair of such Property necessitated by such damage or destruction, subject to and in accordance with the provisions of Section 10.2.3. Any excess proceeds of insurance remaining after the completion of the restoration shall be paid to Tenant. In the event that the provisions of Section 10.2.1 are applicable, the insurance proceeds shall be retained by the party entitled thereto pursuant to Section 10.2.1. In the event that Tenant relies on self-insurance or insurance obtained directly or indirectly from captive insurers which are Affiliated Persons of Tenant for certain coverages, and a casualty loss is sustained, Tenant shall fund the loss to the extent of Tenant’s express obligations under this Agreement.
10.2    Damage or Destruction.
10.2.1    Termination Due to Damage or Destruction of Leased Property. If, during the Term, any Property shall be totally or partially destroyed and the Travel Center located thereon is thereby rendered Unsuitable for Its Permitted Use, Tenant may, by the giving of Notice thereof to Landlord, terminate this Agreement with respect to such affected Property, whereupon, this Agreement shall terminate with respect to such affected Property, and Tenant shall, prior to such termination, pay to Landlord (i) if covered by independent third party insurance, the amount of any unpaid deductible under the applicable insurance policies covering such Travel Center and the amount of any uninsured loss and any difference between the replacement cost of the affected Property and the casualty insurance proceeds therefor (if and to the extent such uninsured loss or difference is the result of Tenant’s failure to maintain insurance coverages as required hereunder), and (ii) if not covered by third party insurance maintained in compliance with this Agreement, the amount of the replacement cost of the affected Property, whereupon from and after such termination the Minimum Rent shall be reduced by an annual amount equal to the product of (a) the Percentage Reduction multiplied by (b) the total amount received by Landlord on account of such casualty.
10.2.2    Other Damage or Destruction. If, during the Term, any Property shall be totally or partially destroyed but the Travel Center located thereon is not rendered Unsuitable for Its Permitted Use or Tenant does not elect to terminate this Agreement with respect to the affected Property, then Tenant shall promptly restore such Travel Center as provided in Section 10.2.3.
10.2.3    Disbursement of Proceeds. In the event Tenant is required to restore any Property pursuant to Section 10.2 and this Agreement is not terminated as to such Property pursuant to this Article 10, Tenant shall commence (or cause to be commenced) promptly and continue diligently to perform (or cause to be performed) the repair and restoration of such Property (hereinafter called the “Work”), so as to restore (or cause to be restored) the applicable Property in material compliance with all Legal Requirements and so that such Property shall be, to the extent practicable, at least substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction.
10.3    Damage Near End of Term. Notwithstanding any provisions of Section 10.1 or 10.2 to the contrary, if damage to or destruction of any Property occurs during the last twelve (12) months of the Term and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is six (6) months prior to the end of the Term, the provisions of Section 10.2.1 shall apply as if such Property had been totally or partially destroyed and the Travel Center thereon rendered Unsuitable for Its Permitted Use.
10.4    Restoration of Tenant’s Personal Property. If Tenant is required to restore any Property as hereinabove provided, Tenant shall either (a) restore all alterations and improvements made by Tenant and Tenant’s Personal Property, as the case may be, or (b) replace such alterations and improvements and Tenant’s Personal Property with improvements or items of the same or better quality and utility in the operation of such Property.
10.5    No Abatement of Rent. Other than as specifically provided in this Agreement, Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any damage involving the Leased Property, or any portion thereof. The provisions of this Article 10 shall be considered an express agreement governing any cause of damage or destruction to the Leased Property, or any portion thereof, to the maximum extent permitted by law.
10.6    Waiver. Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property, or any portion thereof.
ARTICLE 11
CONDEMNATION
11.1    Total Condemnation, Etc. If either (i) the whole of any Property shall be taken by Condemnation or (ii) a Condemnation of less than the whole of any Property renders any Property Unsuitable for Its Permitted Use, this Agreement shall terminate with respect to such Property, and Tenant and Landlord shall seek the Award for their interests in the applicable Property as provided in Section 11.5. Upon payment to Landlord of any such Award, the Minimum Rent shall thereafter be reduced by an annual amount equal to the product of (a) the Percentage Reduction multiplied by (b) the amount of such Award received by Landlord.
11.2    Partial Condemnation. In the event of a Condemnation of less than the whole of any Property such that such Property is still suitable for its Permitted Use, Tenant shall,

regardless of the extent of the Award, commence (or cause to be commenced) promptly and continue diligently to restore (or cause to be restored) the untaken portion of the applicable Leased Improvements so that such Leased Improvements shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as such Leased Improvements existing immediately prior to such Condemnation, in material compliance with all Legal Requirements, subject to the provisions of this Section 11.2.
Subject to the terms hereof and after Tenant has funded any deficiency in the amount of the Award received by Landlord to complete such restoration, Landlord shall contribute to the cost of restoration that part of the Award received by Landlord and necessary to complete such restoration, together with severance and other damages awarded to Landlord for the taken Leased Improvements, to Tenant regularly during the restoration period so as to permit payment for the cost of such repair or restoration. Landlord may, at its option, reasonably condition advancement of such portion of the Award and other amounts on (a) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), (b) general contractors’ estimates, (c) architect’s certificates, (d) conditional lien waivers of general contractors, if available, (e) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required, and (f) such other certificates as Landlord may, from time to time, reasonably require. Landlord’s obligation under this Section 11.2 to disburse the Award and such other amounts shall be subject to (x) the collection thereof by Landlord and (y) the satisfaction of any applicable requirements of any Property Mortgage, and the release of such Award by the applicable Property Mortgagee. Tenant’s obligation to restore the Leased Property pursuant to this Article 11 shall be subject to the release of any portion of the Award by Landlord (as provided above) and, if applicable, by the applicable Property Mortgagee to Landlord or directly to Tenant.
11.3    Abatement of Rent. Other than as specifically provided in this Agreement, this Agreement shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any Condemnation involving the Leased Property, or any portion thereof. The provisions of this Article 11 shall be considered an express agreement governing any Condemnation involving the Leased Property and, to the maximum extent permitted by law, no local or State statute, law, rule, regulation or ordinance in effect during the Term which provides for such a contingency shall have any application in such case.
11.4    Temporary Condemnation. In the event of any temporary Condemnation of any Property or Tenant’s interest therein, this Agreement shall continue in full force and effect and Tenant shall continue to pay (or cause to be paid), in the manner and on the terms herein specified, the full amount of the Rent. Tenant shall continue to perform and observe (or cause to be performed and observed) all of the other terms and conditions of this Agreement on the part of the Tenant to be performed and observed. The entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Tenant. Tenant shall, promptly upon the termination of any such period of temporary Condemnation, at its sole cost and expense, restore the affected Property to the condition that existed immediately prior to such Condemnation, in material compliance with all applicable Legal Requirements, unless such period of temporary Condemnation shall extend beyond the expiration of the Term, in which event Tenant shall not be required to make such restoration.
11.5    Allocation of Award. Except as provided in Section 11.2 and 11.4 and the second sentence of this Section 11.5, the total Award shall be solely the property of and payable to Landlord. Any portion of the Award made for the taking of Tenant’s leasehold interest in the Leased Property, loss of business during the remainder of the Term, the taking of Tenant’s Personal Property, the taking of Capital Additions paid for by Tenant and Tenant’s removal and relocation expenses shall be the sole property of and payable to Tenant. In any Condemnation proceedings, Landlord and Tenant shall each seek its own Award in conformity herewith, at its own expense.
ARTICLE 12
DEFAULTS AND REMEDIES
12.1    Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:
(a)    should Tenant fail to make any payment of the Rent or any other sum payable hereunder when due and should such failure continue for a period of five (5) Business Days after Notice thereof from Landlord to Tenant; or
(b)    should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clause (a) above) and should such default continue for a period of thirty (30) days after Notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within thirty (30) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed an additional one hundred and fifty (150) days in the aggregate) as may be necessary to cure such default with all due diligence; or
(c)    should any default occur and be continuing under any Guaranty beyond applicable notice and cure periods provided below; or
(d)    should Tenant or any Guarantor generally not be paying its debts as they become due or should Tenant or any Guarantor make a general assignment for the benefit of creditors; or
(e)    should any petition be filed by or against Tenant or any Guarantor under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Tenant or any Guarantor seeking to adjudicate Tenant or any Guarantor a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of Tenant’s or any Guarantor’s debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant or

Guarantor or for any substantial part of the property of Tenant or any Guarantor and such proceeding is not dismissed within one hundred eighty (180) days after institution thereof; or
(f)    should Tenant or any Guarantor cause or institute any proceeding for its dissolution or termination; or
(g)    should the estate or interest of Tenant in the Leased Property or any part thereof be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of (x) ninety (90) days after commencement thereof, unless the amount in dispute is less than $250,000, in which case Tenant shall give Notice to Landlord of the dispute but Tenant may defend in any suitable way, and (y) two hundred seventy (270) days after receipt by Tenant of Notice thereof from Landlord (unless Tenant shall be contesting such lien or attachment in good faith in accordance with Article 8), then, and in any such event, Landlord, in addition to all other remedies available to it, may terminate this Agreement with respect to any or all of the Leased Property by giving at least fifteen (15) Business Days’ Notice thereof to Tenant and upon the expiration of the time, if any, fixed in such Notice, this Agreement shall terminate with respect to all or the designated portion of the Leased Property and all rights of Tenant under this Agreement with respect thereto shall cease. Landlord shall have and may exercise all rights and remedies available at law and in equity to Landlord as a result of Tenant’s breach of this Agreement.
Upon the termination of this Agreement in connection with any Event of Default, Landlord may, in addition to any other remedies provided herein (including the rights set forth in Section 5.3), enter upon the Real Property, or any portion thereof and take possession thereof, without liability for trespass or conversion (Tenant hereby waiving any right to notice or hearing prior to such taking of possession by Landlord).
Notwithstanding the foregoing, Tenant shall be entitled, at any time following the occurrence of an Event of Default with respect to Guarantor under Sections 12.1(c), 12.1(d), 12.1(e) or 12.1(f), to cure the Event of Default by causing another Person who meets the requirements of a Qualifying Guarantor to execute and deliver to Landlord a Guaranty or joinder to the existing Guaranty pursuant to which that other Person, at Tenant’s option, either (a) shall execute and deliver to Landlord a new Guaranty (in which case, the existing Guarantor shall automatically be released from any obligations under its Guaranty that are obligations of the Qualifying Guarantor under such new Guaranty or otherwise first arise or accrue after the date of such new Guaranty (it being understood that in no circumstance will the existing Guarantor be deemed liable for any obligations that otherwise first arise or accrue under this Agreement from and after the date of such new Guaranty)) or (b) shall become jointly and severally liable with the existing Guarantor under the existing Guaranty and, in any such case, all references herein to “Guarantor” will be considered to be to the new Guarantor in lieu of the existing Guarantor or, if applicable, to include the Person joining with the existing Guarantor. The delivery of such undertaking by a new Qualifying Guarantor as described above within fifteen (15) Business Days (time being of the essence) of Tenant’s receipt of the Notice of an Event of Default with respect to the existing Guarantor under Sections 12.1(c), 12.1(d), 12.1(e) or 12.1(f) shall operate to cure such Event of Default, and this Agreement shall continue in full force and effect notwithstanding that the condition involving such existing Guarantor continues to exist (and that continuing condition will no longer constitute an Event of Default).
12.2    Remedies. None of the termination of this Agreement pursuant to Section 12.1, nor, in each case following such termination, (a) the repossession of the Leased Property, or any portion thereof, (b) the failure of Landlord to relet the Leased Property, or any portion thereof, or (c) the reletting of all or any of portion of the Leased Property, in any case, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Leased Property, or terminated portion thereof, through and including the date of such termination. Thereafter, Tenant, until the end of what would have been the Term of this Agreement in the absence of such termination, and whether or not the Leased Property, or any portion thereof, shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as current damages, the Rent (Additional Charges to be reasonably calculated by Landlord) which would be payable hereunder for the remainder of the Term had such termination not occurred, less the net proceeds, if any, of any reletting of the Leased Property, or any portion thereof, after deducting all reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days on which the Minimum Rent would have been payable hereunder if this Agreement had not been so terminated with respect to such of the Leased Property.
At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages beyond the date of such termination, at Landlord’s election, Tenant shall pay to Landlord an amount equal to the present value (as reasonably determined by Landlord using a discount rate equal to five percent (5%) per annum) of the excess, if any, of the Rent and other charges which would be payable hereunder from the date of such termination (assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Additional Charges would be the same as payments required for the immediately preceding twelve calendar months, or if less than twelve calendar months have expired since the Effective Date, the payments required for such lesser period projected to an annual amount) for what would be the then unexpired term of this Agreement if the same remained in effect, over the fair market rental for the same period. Nothing contained in this Agreement shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.
In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may, (a) relet the Leased Property or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same, and (b) may make such reasonable alterations, repairs and decorations in the Leased Property, or any portion thereof, as Landlord, in its sole and absolute discretion, considers advisable and necessary for the purpose of reletting the Leased Property; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for any failure to relet all or any portion of the Leased Property, or, in the event that the Leased Property is relet, for failure to collect the rent under such reletting. To the maximum extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Leased Property, by reason of the occurrence and continuation of an Event of Default hereunder.
Notwithstanding anything to the contrary set forth in this Agreement, if an Event of Default shall be triggered solely with respect to any of Sections 9.5(d), 12.1(c), 21.1, 21.2, 21.4 or 21.5 (and not with respect to any other Section of this Agreement), in no event shall the damages recovered by Landlord pursuant to this Agreement exceed an amount equal to the sum of (i) the present value (as reasonably determined by Landlord using a discount rate equal to ten and eight tenths percent (10.8%) per annum) of the Minimum Rent which would be payable hereunder from the date of such termination for what would be the then unexpired Term of this Agreement if the same remained in effect; and (ii) all amounts due and unpaid under this Agreement as of the date of the occurrence of the Event of Default.
12.3    Tenant’s Waiver. IF THIS AGREEMENT IS TERMINATED PURSUANT TO SECTIONS 12.1 OR 12.2, TENANT WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF SUMMARY PROCEEDINGS TO ENFORCE THE REMEDIES SET FORTH IN THIS ARTICLE 12, AND THE BENEFIT OF ANY LAWS NOW OR HEREAFTER IN FORCE EXEMPTING PROPERTY FROM LIABILITY FOR RENT OR FOR DEBT.
12.4    Application of Funds. Any payments received by Landlord under any of the provisions of this Agreement during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Agreement in such order as Landlord may determine or as may be prescribed by the laws of the State. Any balance shall be paid to Tenant.
12.5    Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, Landlord, after Notice to Tenant (which Notice shall not be required if Landlord shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by law, enter upon the Real Property, or any portion thereof, for such purpose and take all such action thereon as, in Landlord’s sole and absolute discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by law) at the Overdue Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord, on demand.
ARTICLE 13
HOLDING OVER
Any failure by Tenant to surrender possession of any individual Property by the expiration or sooner termination of this Agreement shall be treated as a daily tenancy at sufferance as to that Property which Tenant shall be holding over at a daily rate equal to the Holdover Factor multiplied by the Minimum Rent allocable to such Property divided by 365, with such allocation being determined based on the EBITDAR for such Property as a percentage of EBITDAR for all Properties, as reflected in the most recent statements provided by Tenant in accordance with Section 17.2 (if Tenant has provided them on a property-by-property basis), and, otherwise, the Minimum Rent allocable to such Property as reasonably determined by Landlord. The “Holdover Factor” shall be 1.1 for the first thirty (30) days of such failure, and 1.25 for the thirty-first (31st) through sixtieth (60th) days of such failure; and the Holdover Factor shall increase by 0.15 for each subsequent 30-day period of any holding over but the Factor shall never exceed 2 (i.e. shall not exceed 200%). Tenant shall also pay to Landlord all Additional Charges attributable to each such Property during such holding over, and all reasonable out of pocket costs and expenses, if any, actually incurred by Landlord by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Agreement, to the extent applicable. In addition, if (x) any such holding over shall apply to more than twenty percent (20%) of all of the Properties, rounded to the nearest whole number, or shall exceed six (6) months as to any one or more of the Properties and (y) Landlord shall give Notice to Tenant that it has entered into a lease or other agreement relating to activity at any such Property (either individually or with any other Property) with any Entity which is not an Affiliated Person of Landlord, Tenant shall indemnify Landlord from all loss, cost or liability it shall incur due to any inability of Landlord to deliver possession of any such Property per such lease or other contract due to Tenant’s holdover, provided that Tenant shall have the right to control the defense of any claim for which it is providing indemnification. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Agreement. For the avoidance of doubt, Tenant’s exercise of its rights under Section 4.2.3 shall not constitute a holding over.
ARTICLE 14
LANDLORD DEFAULT
If Landlord shall default in the performance or observance of any of its covenants or obligations set forth in this Agreement or any obligation of Landlord, if any, under any agreement affecting the Leased Property, the performance of which is not Tenant’s obligation pursuant to this Agreement, and any such default shall continue for a period of thirty (30) days after Notice thereof from Tenant to Landlord and any applicable Property Mortgagee, or such additional period as may be reasonably required to correct the same, Tenant may declare the occurrence of a “Landlord Default” by a second Notice to Landlord and to such Property Mortgagee. Thereafter, Tenant may forthwith cure the same and, subject to the provisions of the following paragraph, invoice Landlord for costs and expenses (including reasonable attorneys’ fees and court costs) incurred by Tenant in curing the same, together with interest thereon (to the extent permitted by law) from the date Landlord receives Tenant’s invoice until paid, at the Overdue Rate. Tenant shall have no right to terminate this Agreement for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any Rent or other charges due hereunder.
If Landlord shall in good faith dispute the occurrence of any Landlord Default and Landlord, before the expiration of the applicable cure period, shall give Notice thereof to Tenant, setting forth, in reasonable detail, the basis therefor, no Landlord Default shall be deemed to have occurred and Landlord shall have no obligation with respect thereto until final adverse determination thereof. If Tenant and Landlord shall fail, in good faith, to resolve any such dispute within ten (10) days after Landlord’s Notice of dispute, either may submit the matter for resolution in accordance with Article 22.
ARTICLE 15
PURCHASE OF TENANT’S PERSONAL PROPERTY
Landlord shall have the option to purchase Tenant’s Personal Property and any other tangible personal property of any of Tenant’s subtenants which are Affiliated Persons of and Controlled by Tenant which is used in connection with the operation of any Travel Center, at the expiration or sooner termination of this Agreement, for an amount equal to the then fair market value thereof (current replacement cost as determined by agreement of the parties or, in the absence of such agreement, appraisal), subject to, and with appropriate price adjustments for, all liabilities assumed such as equipment leases, conditional sale contracts and other encumbrances securing such liabilities to which such Tenant’s Personal Property or property of such subtenant is subject.
ARTICLE 16
SUBLETTING AND ASSIGNMENT
16.1    Subletting and Assignment. Except as provided in Section 16.3, Tenant shall not, without Landlord’s prior written consent (which consent shall not be unreasonably withheld or delayed so long, as immediately after giving effect to any such transaction, Landlord will be the beneficiary of a Guaranty from a Person that, immediately following such transfer, is a Qualifying Guarantor), assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Agreement or sublease or permit the sublease (which term shall be deemed to include the granting of concessions, licenses, sublicenses and the like), of the Leased Property, or any portion thereof, or suffer or permit this Agreement or the leasehold estate created hereby or any other rights arising under this Agreement to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily or involuntarily, or permit the use or operation of the Leased Property, or any portion thereof, by anyone other than Tenant.
If Tenant’s interest in this Agreement is assigned, Landlord may collect the rents due hereunder from the assignee. If the Leased Property, or any portion thereof, is sublet (or occupied by anybody other than Tenant), then, upon the occurrence and during the continuance of an Event of Default, Landlord may collect the rents due hereunder from the subtenant or occupant, as the case may be (and, for certainty, all rents so collected shall be credited toward Tenant’s payment obligations hereunder). No such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Section 16.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or, except as provided in Section 16.3.2, a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Agreement.
Except as expressly set forth herein, no subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder or any Guarantor, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in this Section 16.1. An original counterpart of each assignment and assumption of this Agreement, duly executed by Tenant and such assignee, shall be delivered to Landlord substantially contemporaneously with execution, and (a) the assignee shall assume in writing and agree to keep and perform all of the terms of this Agreement on the part of Tenant to be kept and performed from and after such assignment and (b) the assignor shall automatically be released from any covenants, agreements and obligations of Tenant hereunder if and to the extent that they were assumed by such assignee. If, in connection with any assignment of Tenant’s interest in this Agreement, Tenant delivers a replacement Guaranty to Landlord from a Qualifying Guarantor, as contemplated by the Guaranty, then the then-existing Guarantor automatically shall be released from any obligations under its Guaranty that are obligations of such new Qualifying Guarantor pursuant to such replacement Guaranty or otherwise first arise or accrue after the date of such replacement Guaranty (it being understood that in no circumstance will the then-existing Guarantor be deemed liable for any obligations that first arise or accrue under this Agreement from and after the date of such replacement Guaranty).
No assignment, subletting or occupancy shall affect any Permitted Use. Any subletting, assignment or other transfer of Tenant’s interest under this Agreement in contravention of this Article 16 shall be voidable at Landlord’s option.
16.2    Required Sublease Provisions. Except for subleases which are terminable at will by Tenant on not more than sixty (60) days’ prior notice, any sublease of all or any portion of the Leased Property entered into on or after the Effective Date shall provide (a) that the subtenant shall, at Landlord’s or Tenant’s request pursuant to Tenant’s obligations or Landlord’s rights under Section 5.3 or Article 15, transfer as so requested any of its Operating Rights and/or other property relating to such Leased Property (and shall be deemed to have granted Landlord the power of attorney with respect to its Operating Rights and other property as Tenant has granted pursuant to the second sentence of the second paragraph of Section 5.3) at the end of such sublease; (b) that it is subject and subordinate to this Agreement and to the matters to which this Agreement is or shall be subject or subordinate; (c) that in the event of termination of this Agreement or reentry or dispossession of Tenant by Landlord under this Agreement, Landlord may, at its option, terminate such sublease or take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any Property Mortgagee, as holder of a mortgage or as Landlord under this Agreement, if such mortgagee succeeds to that position, shall (i) be liable for any act or omission of Tenant under such sublease, (ii) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease not consented to in writing by Landlord or by any previous prepayment of more than one (1) month’s rent, (iv) be bound by any covenant of Tenant to undertake or complete any construction of the applicable Property, or any portion thereof, (v) be required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) be bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease that are performed after the date of such attornment, (vii) be responsible for any monies owing by Tenant to the credit of such subtenant unless actually delivered to Landlord by Tenant, or (viii) be required to remove any Person occupying any portion of the Leased Property; and (d) in the event that such subtenant receives a written Notice from Landlord or any Property Mortgagee stating that this Agreement has terminated, such subtenant shall thereafter be obligated to pay all rentals accruing under such sublease directly to the party giving such Notice or as such party may direct. Such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. An original counterpart of each such sublease, duly executed by Tenant and such subtenant, shall be delivered promptly to Landlord and Tenant shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Tenant hereunder.
The provisions of this Section 16.2 shall not be deemed a waiver of the provisions set forth in the first paragraph of Section 16.1.
16.3    Permitted Subleases and Assignments.
16.3.1    Subleases. Subject to the provisions of Section 16.2 and Section 16.4 and any other express conditions or limitations set forth herein, Tenant may, in each instance without consent, (a) enter into third party agreements (including, without limitation, franchise, management, operations or dealer-supply agreements) or sublease space at any Property for fuel or other energy station, restaurant/food service or mechanical repair purposes or other concessions in furtherance of the Permitted Use, so long as such subleases will not violate any Legal Requirements or Insurance Requirements, and Tenant shall provide such additional insurance coverage applicable to the activities to be conducted in such subleased space as Landlord and any Property Mortgagee may reasonably require, and/or (b) enter into one or more subleases or licenses with Affiliated Persons of Tenant with respect to the Leased Property, or any portion thereof, provided such subleases or licenses or sublicenses do not grant any rights with respect to the Leased Property beyond the Term. Landlord and Tenant acknowledge and agree that if Tenant enters into one (1) or more subleases, licenses or sublicenses with Affiliated Persons of Tenant with respect to any Property, or any portion thereof, in accordance with the preceding clause (b), Tenant may allocate the rent and other charges with respect to the affected Property in any reasonable manner; provided, however, that such allocation shall not affect Tenant’s (nor Guarantor’s) liability for the Rent and other obligations of Tenant under this Agreement.
16.3.2    Tenant Assignments. Tenant may, upon prior Notice to Landlord but without Landlord’s consent, assign all (but not less than all) of its right, title and interest in this Agreement to any Affiliated Person of Tenant, provided that (i) such assignment does not violate any Legal Requirements, (ii) either (a) the Guaranty remains in effect irrespective of such assignment and the Guarantor, at the time of such assignment, is a Qualifying Guarantor, or (b) a Qualifying Guarantor delivers a replacement Guaranty to Landlord, as contemplated by the

Guaranty, and (iii) the assignee assumes all obligations of Tenant hereunder. Upon Notice to Landlord from Tenant of such an assignment to an Affiliated Person of Tenant, which Notice shall include a copy of the assignment and assumption agreement, the assignor shall automatically be released from any covenants, agreements and obligations of Tenant hereunder if and to the extent accruing following the date of such assignment.
16.3.3    Landlord Assignments. It shall be a condition to the effectiveness of Landlord’s assignment of this Agreement that the applicable assignee has assumed in writing and agreed to keep and perform all of the terms of this Agreement on the part of Landlord to be kept and performed from and after such assignment, and Landlord shall promptly deliver the agreement memorializing such assignment and assumption to Tenant.
16.4    Sublease Limitation. Anything contained in this Agreement to the contrary notwithstanding, Tenant shall not sublet or sublicense the Leased Property, or any portion thereof, on any basis such that the rental to be paid by any sublessee or sublicensee thereunder would be based, in whole or in part, on the net income or profits derived by the business activities of such sublessee or sublicensee.
ARTICLE 17
ESTOPPEL CERTIFICATES AND OPERATING STATEMENTS
17.1    Estoppel Certificates. At any time and from time to time, but not more than a reasonable number of times per year, upon not less than ten (10) Business Days prior Notice by either party, the party receiving such Notice shall furnish to the other an Officer’s Certificate certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that no Default or an Event of Default has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. Any such certificate furnished pursuant to this Article 17 may be relied upon by the requesting party, its lenders and any prospective purchaser or mortgagee of the Leased Property, or any portion thereof, or the leasehold estate created hereby.
17.2    Operating Statement. Tenant shall (a) furnish to Landlord, within forty-five (45) days after the end of each fiscal quarter, the following unaudited information: aggregate EBITDA and the corresponding rent, in each case on a combined basis for all Properties and all “Properties” leased pursuant to the Other Leases (as defined therein). In addition: (b) if required of Landlord by an unaffiliated mortgage lender for purposes of underwriting a financing to be secured by the Leased Property (i.e., not on a continuing basis), Tenant will provide unaudited site-level statements that show total gross profit, total site-level operating expenses and 4-wall EBITDAR for the then-current year and each of the two years prior thereto (and Landlord hereby agrees to (and to require its lender to agree, for Tenant’s benefit, to) use any such information solely as reasonably required in connection with the underwriting of one or more loans secured in whole or in part by the Leased Properties); and (c) if required by an unaffiliated mortgage lender pursuant to the documents governing the loan, Tenant also will provide, on a quarterly basis, aggregate unaudited EBITDA of the Properties. Together with the furnishing of any such financial data to Landlord under this Article 17, Tenant shall deliver to Landlord a Financial Officer’s Certificate.
ARTICLE 18
LANDLORD’S RIGHT TO INSPECT
Tenant shall permit Landlord and its authorized representatives to inspect the Leased Property, or any portion thereof, during usual business hours upon not less than forty-eight (48) hours’ Notice and to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Agreement, provided that any inspection or repair by Landlord or its representatives will not unreasonably interfere with Tenant’s use and operation of the Leased Property and further provided that in the event of an emergency, as determined by Landlord in its reasonable discretion, prior Notice shall not be necessary.
ARTICLE 19
EASEMENTS; ZONING
19.1    Grant of Easements. Landlord shall not, during the Term, grant, create or otherwise cause to exist any rights-of-way or access rights, easements, Liens or Encumbrances upon the Leased Property without Tenant’s prior written consent (not to be unreasonably withheld, conditioned or delayed), but Encumbrances to secure borrowing or other means of financing or refinancing in each case pursuant to and in accordance with Article 20 shall not be prohibited. Provided no Event of Default has occurred and is continuing, Landlord will join in granting and, if necessary, modifying or abandoning such rights-of-way, easements and other interests as may be reasonably requested by Tenant for ingress and egress, and electric, telephone, gas, water, sewer and other utilities so long as:
(a)    the instrument creating, modifying or abandoning any such easement, right-of-way or other interest is satisfactory to and approved by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned); and
(b)    Landlord receives an Officer’s Certificate from Tenant stating (i) that such grant, modification or abandonment is not detrimental to the proper conduct of business on such Property, (ii) the consideration, if any, being paid for such grant, modification or abandonment (which consideration shall be paid by Tenant), (iii) that such grant, modification or abandonment does not impair the use or value of such Property for the Permitted Use, and (iv) that, for as long as this Agreement shall be in effect, Tenant will perform all obligations, if any, of Landlord under any such instrument.
19.2    Exercise of Rights by Tenant. So long as no Event of Default has occurred and is continuing, Tenant shall have the right to exercise all rights of Landlord under the Easement Agreements and, in connection therewith, Landlord shall execute and promptly return to Tenant such documents as Tenant shall reasonably request. Tenant shall perform all obligations of Landlord under the Easement Agreements.
19.3    Permitted Encumbrances. Any agreements entered into in accordance with this Article 19 or in accordance with Article 19 during the term of the Prior Lease shall be deemed a Permitted Encumbrance.

19.4    Zoning. Landlord shall not, during the Term, initiate or agree to any zoning reclassification for the Property or any portion thereof without Tenant’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
ARTICLE 20
PROPERTY MORTGAGES
20.1    Landlord May Grant Liens. Without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any Lien, encumbrance or title retention agreement (“Encumbrance”) upon the Leased Property, or any portion thereof, or interest therein, to secure any borrowing or other means of financing or refinancing; provided, that Landlord has complied with the requirements of this Agreement relating thereto; and, provided further, that under no circumstances shall any such borrowing, financing or refinancing or Encumbrance granted by Landlord in connection therewith adversely affect the rights and privileges of Tenant under this Agreement in any material respect or increase in any respect the nature, scope or amount of any obligations or liabilities (including contingent liabilities) of Tenant beyond those set forth in this Agreement, except as provided in Section 20.2.
20.2    Subordination of Lease. This Agreement and any and all rights of Tenant hereunder are and shall be subject and subordinate to any ground or master lease, and all renewals, extensions, modifications and replacements thereof, and to all mortgages and deeds of trust, which may now or hereafter affect the Leased Property, or any portion thereof, or any improvements thereon and/or any of such leases, whether or not such mortgages or deeds of trust shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages and deeds of trust, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and deeds of trust and all consolidations of such mortgages and deeds of trust, provided that no such subordination shall be required unless Landlord shall comply with its obligations under the last two sentences of this Section 20.2. This section shall be self-operative (in accordance with its terms) and no further instrument of subordination shall be required to give effect hereto. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or the trustee or beneficiary of any deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Agreement is, at the time referred to, subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest at the time referred to is herein called “Superior Landlord” and any mortgage or deed of trust to which this Agreement is, at the time referred to, subject and subordinate is herein called “Superior Mortgage” and the holder, trustee or beneficiary of a Superior Mortgage is herein called “Superior Mortgagee”. Tenant shall have no obligations under any Superior Lease or Superior Mortgage other than those expressly set forth in this Section 20.2.
If any Superior Landlord or Superior Mortgagee or the nominee or designee of any Superior Landlord or Superior Mortgagee shall succeed to the rights of Landlord under this Agreement (any such person, “Successor Landlord”), whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, at such Successor Landlord’s request,

Tenant shall attorn to and recognize the Successor Landlord as Tenant’s landlord under this Agreement and Tenant shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment (provided that such instrument does not alter the terms of this Agreement), whereupon, this Agreement shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Agreement, except that the Successor Landlord (unless formerly the landlord under this Agreement or its nominee or designee) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of any prior Landlord under this Agreement, (b) responsible for any monies owing by or on deposit with any prior Landlord to the credit of Tenant (except to the extent actually paid or delivered to the Successor Landlord), (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against any prior Landlord, (d) bound by any modification of this Agreement subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of Rent for more than one (1) month in advance of the date due hereunder, which was not approved in writing by the Superior Landlord or the Superior Mortgagee thereto, (e) liable to Tenant beyond the Successor Landlord’s interest in the Leased Property and the rents, income, receipts, revenues, issues and profits issuing from the Leased Property, or (f) required to remove any Person occupying the Leased Property or any part thereof, except if such Person claims by, through or under the Successor Landlord. Tenant agrees at any time and from time to time to cooperate with Landlord at Landlord’s expense in connection with any reasonable request made to facilitate any financing secured by all or any of the Leased Property, and to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid, and Landlord agrees to provide Tenant with an instrument of nondisturbance and attornment from each such Superior Mortgagee and Superior Landlord (other than the lessors under any Ground Leases) in form and substance reasonably satisfactory to Tenant. Notwithstanding the foregoing, any Successor Landlord shall be liable to pay to Tenant any portions of insurance proceeds or Awards received by Landlord or the Successor Landlord required to be paid to Tenant pursuant to the terms of this Agreement; and, as a condition to any subordination of this Agreement by Tenant to any mortgage, lien or lease in respect of the Leased Property, or any portion thereof, the mortgagee, lienholder or lessor, as applicable, shall expressly agree, for the benefit of Tenant, to recognize (subject to the provisions of (a)-(f) above) Tenant’s leasehold interest under this Agreement upon any foreclosure or other succession to the fee interest of Landlord in the Leased Property, which agreement shall be embodied in an instrument in form reasonably satisfactory to Tenant.
20.3    Notice to Mortgagee and Superior Landlord. Subsequent to the receipt by Tenant of Notice from Landlord as to the identity of any Property Mortgagee or Superior Landlord under a lease with Landlord, as ground lessee, which includes the Leased Property, or any portion thereof, as part of the demised premises and which complies with Section 20.1 (which Notice shall be accompanied by a copy of the applicable mortgage or lease), no Notice from Tenant to Landlord as to a default by Landlord under this Agreement shall be effective with respect to a Property Mortgagee or Superior Landlord unless and until a copy of the same is given to such Property Mortgagee or Superior Landlord at the address set forth in the above described Notice, and the curing of any of Landlord’s defaults within the applicable notice and cure periods set forth in Article 14 by such Property Mortgagee or Superior Landlord shall be treated as performance by Landlord.

ARTICLE 21
ADDITIONAL COVENANTS OF LANDLORD AND TENANT
21.1    Prompt Payment of Indebtedness. Tenant shall (a) pay or cause to be paid when due all payments of principal of and premium and interest on Tenant’s indebtedness for money borrowed and shall not permit or suffer any such indebtedness to become or remain in default beyond any applicable grace or cure period, (b) pay or cause to be paid when due all lawful claims for labor and rents with respect to the Leased Property, and (c) pay or cause to be paid when due all trade payables, except, in each case, other than that referred to in clause (a), to the extent payment is being contested in good faith by appropriate proceedings in accordance with Article 8 and if Tenant shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, if appropriate, or unless and until foreclosure, distraint sale or other similar proceedings shall have been commenced.
21.2    Maintenance of Accounts and Records. Tenant shall keep true records and books of account of Tenant in which full, true and correct entries will be made of dealings and transactions in relation to the business and affairs of Tenant in accordance with GAAP. Tenant shall apply accounting principles in the preparation of the financial statements of Tenant which, in the judgment of and the opinion of its independent public accountants, are in accordance with GAAP, where applicable, except for changes approved by such independent public accountants.
21.3    Notice of Litigation, Etc. Tenant shall give prompt Notice to Landlord of any litigation or any administrative proceeding to which it may hereafter become a party of which Tenant has notice or actual knowledge which involves a potential liability equal to or greater than Five Million Dollars ($5,000,000) or which is reasonably likely to otherwise result in any material adverse change in the business, operations, property, or condition, financial or otherwise, of Tenant.
21.4    Distributions, Payments to Affiliated Persons, Etc Tenant shall not declare, order, pay or make, directly or indirectly, any Distributions or any payment to any Affiliated Person of Tenant (including payments in the ordinary course of business) or set apart any sum or property therefor, or agree to do so, if, at the time of such proposed action, or immediately after giving effect thereto, any Event of Default for the failure to pay money shall have occurred and be continuing. Otherwise, as long as no such Event of Default shall have occurred and be continuing, Tenant may freely make Distributions and payments to Affiliated Persons; provided, however, that any such payments shall at all times be subordinate to Tenant’s obligations under this Agreement.
21.5    Merger; Sale of Assets. Except as otherwise permitted in Article 16, without Landlord’s prior written consent (which consent may not be unreasonably withheld or delayed), Tenant shall not (i) sell, lease (as lessor or sublessor), transfer or otherwise dispose of, or abandon, all or a majority of its assets (including capital stock or other equity interests) or business to any Person, or (ii) merge into or with any other Entity.
21.6    REIT Qualification.

21.6.1    The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, and this Agreement shall be interpreted consistent with this intent.
21.6.2    Anything contained in this Agreement to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion and at no cost or expense to Tenant (including any applicable taxes), may assign this Agreement or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Landlord’s (or any of its Affiliated Persons’) status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to comply with any applicable legal requirements related to such transfer; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.
21.6.3    Anything contained in this Agreement to the contrary notwithstanding, upon reasonable request of Landlord, Tenant shall cooperate with Landlord in good faith , and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s Control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of Landlord’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements; provided that such cooperation and provision of documentation and/or information by Tenant shall not result in any unreimbursed cost, expense or other adverse consequences to Tenant.
21.6.4    This Section 21.10 is intended to benefit and be enforceable by Landlord and its Affiliated Persons.
ARTICLE 22
ARBITRATION
22.1    Disputes. Each party agrees that any disputes, claims or controversies between or among the parties, arising out of or relating to this Agreement (including any such dispute, claim or controversy involving either party’s respective shareholders, members, direct and indirect parents, trustees, directors, officers, managers (including, in the case of Landlord, The RMR Group Inc. and The RMR Group LLC), agents or employees and their respective successors and assigns as parties thereto), including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration provision (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to the Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Article 22. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.
22.2    Selection of Arbitrators. There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one arbitrator within fifteen (15) days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of such parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator within fifteen (15) days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date the AAA provides such list to select one of the three (3) arbitrators proposed by AAA. If such party (or parties) fail to select such arbitrator by such time, the AAA shall select, within fifteen (15) days thereafter, one of the three (3) arbitrators it had proposed as the second arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second arbitrator. If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.
22.3    Location of Arbitration. The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.
22.4    Scope of Discovery. There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.
22.5    Arbitration Award. In rendering an award or decision (the “Arbitration Award”), the arbitrators shall be required to follow the Applicable Law set forth in Section 24.13. Any arbitration proceedings or Arbitration Award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The Arbitration Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based. Any monetary Arbitration Award shall be made and payable in U.S. dollars free of any tax, deduction or offset. Subject to Section 22.7, each party against which an Arbitration Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Arbitration Award or such other date as such Arbitration Award may provide.
22.6    Appeals. Notwithstanding any language to the contrary in this Agreement, any Arbitration Award, including but not limited to any interim Arbitration Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). An Arbitration Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an Arbitration Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. For the avoidance of doubt, and despite any contrary provision of the

Appellate Rules, the above paragraph relating to costs and expenses shall apply to any appeal pursuant to this Article 22.
22.7    Final Judgment. Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 22.6, an Arbitration Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon an Arbitration Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Arbitration Award made, except for actions relating to enforcement of this Article 22 or any arbitral award issued hereunder, and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.
22.8    Intended Beneficiaries. This Article 22 is intended to benefit and be enforceable by the parties and their respective successors and assigns.
ARTICLE 23
REPRESENTATIONS
23.1    Landlord’s Representations. Landlord represents and warrants to Tenant as of the Effective Date as follows:
23.1.1    Landlord owns fee simple title to the Leased Property other than Properties which are subject to Ground Leases, and Landlord is the sole lessee under the Ground Leases.
23.1.2    Landlord is duly organized, validly existing and in good standing under the laws of its state of formation, is qualified to do business and in good standing in the State in which each Property is located (to the extent Landlord is required to be so by applicable Legal Requirements) and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement to be observed and/or performed by Landlord.
23.1.3    This Agreement has been duly authorized, executed and delivered by Landlord and constitutes and will constitute the valid and binding obligations of Landlord enforceable against Landlord in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, creditors’ rights laws and/or general principles of equity.
23.1.4    The execution and delivery of this Agreement and compliance with the provisions hereof will not result in (i) a material breach or violation of (A) any Legal Requirements applicable to Landlord now in effect, (B) the organizational or charter documents of Landlord, (C) any judgment, order or decree of any Government Agency binding upon Landlord or (D) any material agreement or instrument to which Landlord is a counterparty or by which it is bound or (ii) the acceleration of any material obligation of Landlord.
23.2    Tenant’s Representations. Tenant represents and warrants to Landlord as of the Effective Date as follows:

23.2.1    Tenant is duly organized, validly existing and in good standing under the laws of its state of formation, is qualified to do business and in good in the State in which each Property is located (to the extent Tenant is required to be so by applicable Legal Requirements) and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement to be observed and/or performed by Tenant.
23.2.2    This Agreement has been duly authorized, executed and delivered by Tenant, and constitutes and will constitute the valid and binding obligations of Tenant enforceable against Tenant in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, creditors’ rights laws and/or general principles of equity.
23.2.3    The execution and delivery of this Agreement and compliance with the provisions hereof will not result in (i) a material breach or violation of (A) any Legal Requirements applicable to Tenant now in effect, (B) the organizational or charter documents of Tenant, (C) any judgment, order or decree of any Government Agency binding upon Tenant or (D) any material agreement or instrument to which Tenant is a counterparty or by which it is bound or (ii) the acceleration of any material obligation of Tenant.
ARTICLE 24
MISCELLANEOUS
24.1    Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Agreement exceed the maximum permissible under applicable law, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Agreement and any other agreements between Landlord and Tenant.
24.2    No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by law, no waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
24.3    Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.
24.4    Severability. Any clause, sentence, paragraph, section or provision of this Agreement held by a court or arbitral tribunal of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Agreement shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.
24.5    Acceptance of Surrender. No surrender to Landlord of this Agreement or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.
24.6    No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Agreement or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, this Agreement or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Leased Property.
24.7    Conveyance by Landlord. If Landlord or any successor owner of all or any portion of the Leased Property shall convey all or any portion of the Leased Property in accordance with the terms hereof other than as security for a debt, and the grantee or transferee of such of the Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Agreement with respect to such of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.
24.8    Quiet Enjoyment. Landlord covenants and agrees that Tenant shall have the right to peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, so long as no Event of Default is continuing.
24.9    No Recordation. Neither Landlord nor Tenant shall record this Agreement.
24.10    Notices.
(a)    Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)    All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.
(c)    All such notices shall be addressed,
if to Landlord, to:    c/o Service Properties Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn: President and Chief Financial Officer
Email: thargreaves@rmrgroup.com
and bdonley@rmrgroup.com
if to Tenant, to:    c/o TravelCenters of America Inc.
24601 Center Ridge Road
Westlake, Ohio 44145
Attn: President and Chief Financial Officer
Email: Gregory.franks@bp.com
and babu.rajalingam@bp.com
with a copy to:     BP Products North America Inc.
30 South Wacker Drive, Suite 900
Chicago, Illinois 60606
Attention: Retail Real Estate Manager
Email: daniel.fiden@bp.com
    with a copy to:     BP America Inc.
30 South Wacker Drive, Suite 900
Chicago, Illinois 60606
Attention.: Real Estate Attorney
Email: william.lockhart@bp.com

(d)    By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.
24.11    Construction. The recitals to this Agreement are incorporated herein in their entirety as if fully set forth in this Agreement and shall constitute a part of this Agreement. Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this

Agreement with respect to the Leased Property shall survive such termination or expiration, and in no event shall Landlord or Tenant be liable for any consequential or punitive damages suffered by the other party as the result of a breach of this Agreement or otherwise. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party to be charged. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each term or provision of this Agreement to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the provisions of this Agreement. Except as otherwise set forth in this Agreement, any obligations of Tenant (including without limitation, any monetary, repair and indemnification obligations) and Landlord shall survive the expiration or sooner termination of this Agreement. Tenant hereby acknowledges that the agreement between Landlord and Tenant to treat this Agreement as a single lease in all respects was and is of primary importance, and a material inducement, to Landlord to enter into this Agreement. Without limiting the generality of the foregoing, the parties hereto acknowledge that this Agreement constitutes a single lease of the Leased Property and is not divisible notwithstanding any references herein to any individual Property and notwithstanding the possibility that certain individual Properties may be deleted herefrom pursuant to the express provisions of this Agreement.
24.12    Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the Effective Date. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.
24.13    Applicable Law, Etc Except as to matters regarding the internal affairs of Landlord and issues of or limitations on any personal liability of the shareholders and trustees or directors of Landlord for obligations of Landlord, as to which the laws of the State of Maryland shall govern, this Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than Massachusetts; or (vii) any combination of the foregoing. Notwithstanding the foregoing, the laws of the State shall apply to the perfection and priority of liens upon and the disposition of any Property.
24.14    Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.
24.15    Confidentiality. Except as may be required by Applicable Law (including, for the avoidance of doubt, the disclosure requirements of applicable securities law) and any quarterly aggregate reporting provided pursuant to clause (a) of Section 17.2, Landlord hereby agrees that Landlord will keep confidential any non-public financial, operational or other information relating to Tenant, Guarantor, the Leased Property or any business conducted thereon and disclosed or made available to Landlord or SVC (or any Person acting on either of their behalf) pursuant to or in connection with this Agreement or any Guaranty, and not to disclose any such information to any Person without the prior written consent of Tenant; provided, however, that either party may, without consent, disclose any such information to such party’s Affiliated Persons or to such party’s or its Affiliated Person’s investors, accountants, attorneys, employees, agents or lenders (each, a “Related Person”) to the extent reasonably necessary (a) for such party’s business purposes, so long as the recipient of such information shall be required to maintain the confidentiality of such information in the same manner and to the extent as the parties hereunder, or (b) in connection with a dispute undertaken pursuant to Article 22 hereof, it being understood and agreed, in any case, that each party shall be liable to the other parties for any failure by the Related Persons of such first-mentioned party to handle such disclosed information in accordance with this Section 24.15.
24.16    Costs; Attorneys’ Fees. To the maximum extent permitted by Applicable Law, if any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees and the cost and expenses of both parties’ arbitrators incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any decision or judgment therein.
24.17    Exculpation. Notwithstanding anything to the contrary contained herein, no recourse under or upon any obligation, representation, warranty, promise or other matter whatsoever under this Agreement shall be had against any of the direct or indirect constituent members, affiliates, partners, shareholders, officers, directors, employees, agents or representatives (collectively, the “Non-Recourse Parties”) of Tenant or such Non-Recourse Parties (other than Guarantor under any Guaranty), and Landlord expressly waives and releases, on behalf of itself and its respective successors and assigns, all right to assert any liability whatsoever under or with respect to this Agreement against, or to satisfy any claim or obligation arising hereunder against, any of such Non-Recourse Parties of Tenant or such Non-Recourse Parties or out of any of their assets (other than Guarantor under any Guaranty).
24.18    Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING HPT TA PROPERTIES TRUST, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME OF SUCH ENTITY REFERS TO THE TRUSTEES UNDER

SUCH DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SUCH ENTITY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SUCH ENTITY. ALL PERSONS DEALING WITH SUCH ENTITY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF SUCH ENTITY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.
24.19    True Lease and Operating Lease. It is the intent of Landlord and Tenant, and the parties agree, that this Agreement, for federal income tax purposes, is a true lease and that this Agreement does not represent a financing agreement. It is the further intent of Landlord and Tenant, and the parties agree, that this Agreement, for accounting purposes of the Tenant, is an operating lease. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) of such party in a manner consistent with “true lease” treatment rather than “financing” treatment.
[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the Effective Date.
LANDLORD:
HPT TA PROPERTIES TRUST,
a Maryland real estate investment trust

By: /s/ Brian E. Donley
Brian E. Donley
Chief Financial Officer and Treasurer

HPT TA PROPERTIES LLC,
a Maryland limited liability company

By: /s/ Brian E. Donley
Brian E. Donley
Chief Financial Officer and Treasurer

TENANT:
TA OPERATING LLC,
a Delaware limited liability company

By: /s/ Jonathan M. Pertchik
Jonathan M. Pertchik
Chief Executive Officer
[Signature Page to Third Amended and Restated Lease Agreement No. 3]; 4}

EXHIBITS A-1 THROUGH A-34
LAND

Exhibit	TA Site No.	Property Address
A-1	16	3501 Buttermilk Road Cottondale (Tuscaloosa), AL 35453
A-2	26	4265 East Guasti Road Ontario, CA 91761
A-3	228	2200 Ninth Street Limon, CO 80828
A-4	154	1875 Meriden-Waterbury Turnpike Milldale, CT 06467
A-5	247	Post Offce Box 638 Baldwin, FL 32234
A-6	258	2995 US Highway 17 South Brunswick, GA 31525
A-7	92	505 Truckers Lane R.R. #7 Bloomington, IL 61701
A-8	35	1702 West Evergreen Effingham, IL 62401
A-9	376	1035 West State Road 42 Brazil, IN 47834
A-10	173	5930 East State Road 334 Whitestown, IN 46075
A-11	93	7777 Burlington Pike Florence, KY 41042
A-12	161	1701 North University Avenue Lafayette, LA 70507
A-13	116	6100 Sawyer Road Sawyer, MI 49125
A-14	51	854 State Highway 80 Matthews, MO 63867
A-15	181	6000 East Frontage Road Mill City, NV 89418
A-16	229	1700 U.S. Route 66 West Moriarty, NM 87035
A-17	210	125 Neelytown Road Montgomery (Maybrook), NY 12549
A-18	701	715 US 250 East Ashland, OH
A-19	11	6762 State Route 127 Eaton (Dayton), OH 45320
A-20	87	3483 Libbey Road Perrysburg (Toledo), OH 43551
A-21	36	801 South Council Road Oklahoma City (East), OK 73128

A-22	183	790 NW Frontage Road Troutdale, OR 97060
A-23	213	10835 John Wayne Drive Greencastle, PA 17225
A-24	214	875 North Eagle Valley Road Milesburg, PA 16853
A-25	238	2150-2240 Beltline Boulevard Columbia, SC
A-26	25	1402 East Main Street Duncan (Spartanburg), SC 29334
A-27	55	7000 I-40 East Whitaker Road Amarillo, TX 79118
A-28	235	8301 North Expressway 281 Edinburg, TX 78541
A-29	333	160 State Highway 77 Hillsboro, TX
A-30	233	1700 Wilson Road Terrell, TX 75161
A-31	186	1100 North 130 West Parowan, UT 84761
A-32	142	10134 Lewison Road Ashland, VA 23005
A-33	50	5901 Highway 51 DeForest (Madison), WI 53532
A-34	234	1400 Higley Boulevard Rawlins, WY 82301

EXHIBIT B
GROUND LEASES
Southington (Milldale), Connecticut:

Sublease between 100 East Main Street, LLC and HPT TA Properties Trust, dated December 16, 2021.

Lafayette, Louisiana:

Lease Agreement dated August 20, 1999, currently between Roland A. Dominque and HPT TA Properties Trust, as affected by Assignment of Lease Agreement dated as of January 31, 2007.

Moriarty, New Mexico:

Lease Agreement dated August 21, 1984, currently between Charles Bates and HPT TA Properties Trust, as affected by Assignment and Assumption Agreement (Leases) dated December 1, 2004, Assignment of Lease Agreement dated January 31, 2007, as amended by First Amendment to Lease dated August 24, 2021.

Lease Agreement dated September 1, 1991, currently between Joseph A. McComb and Wyoma J. McComb and HPT TA Properties Trust, as affected by Assignment and Assumption Agreement (Leases) dated December 1, 2004, and Assignment of Lease Agreement dated January 31, 2007.

Lease Agreement dated August 15, 1987, currently between Noel J. Pachta and Sammie J. Pachta and HPT TA Properties Trust, as amended by Amendment to Lease dated September 9, 1991, Amendment to Lease dated August 20, 1996, Amendment to Lease dated August 20, 2001, Amendment to Lease dated August 21, 2006, as affected by Assignment and Assumption Agreement (Leases) dated December 1, 2004 and Assignment of Lease dated August 1, 2019.

Oklahoma City, Oklahoma:

Lease between Red Rock Petroleum Company and HPT TA Properties Trust dated May 1, 2019.